UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-32833

(Commission File Number)

41-2101738

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants’ under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

The information in this Item 7.01 on Form 8-K and in Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933, as amended.

On November 29, 2010, TransDigm Group Incorporated (“TransDigm Group”) issued a press release relating to the proposed offering of $780 million in aggregate principal amount of senior subordinated notes due 2018 (the “Notes”) by TransDigm Inc., its wholly-owned subsidiary, pursuant to a confidential offering memorandum in a private placement under Rule 144A and Regulation S of the Securities Act. A copy of the press release is furnished pursuant to Item 7.01 as Exhibit 99.1 to this Current Report on Form 8-K.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Neither the press release nor this Current Report on Form 8-K constitutes an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

TransDigm Group is hereby furnishing the following information regarding its business, some of which has not been previously reported (including certain supplemental disclosure regarding TransDigm Group’s business, such as capitalization data and certain unaudited pro forma financial data), derived from the preliminary confidential offering memorandum, dated as of November 30, 2010, that is being circulated in connection with the offering of the Notes. In addition, TransDigm Group is hereby disclosing certain financial information of McKechnie Aerospace Holdings, Inc., a Delaware corporation (“McKechnie”), in connection with TransDigm Group’s proposed acquisition of McKechnie contemplated by the previously announced Stock Purchase Agreement, dated as of September 25, 2010, among McKechnie Holdings LLC, TransDigm Group and TransDigm Inc.

References to the following terms will have the meanings specified below, unless the context otherwise requires:

•	references to “TD Group” mean TransDigm Group Incorporated, the publicly traded parent company of TransDigm Inc.;

•	references to “TransDigm,” “the Company,” “we,” “us,” “our” and similar references refer to TD Group and its direct and indirect subsidiaries, including TransDigm Inc.;

•

references to “EBITDA” mean earnings before interest, taxes, depreciation and amortization, and references to “EBITDA As Defined” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and EBITDA As Defined and the reconciliations of net cash provided by operating activities to EBITDA and EBITDA As Defined presented herein;

•

references to “Adjusted EBITDA As Defined” mean EBITDA As Defined for the 12-month period ended September 30, 2010, calculated on a pro forma basis to give effect to our pending acquisition of McKechnie and the financing transactions associated with the McKechnie Acquisition, including the offering of the new notes contemplated hereby and the borrowing under our new senior secured credit facility, as further adjusted to give effect to the anticipated cost savings we expect to realize in connection with the acquisition of McKechnie and the elimination of certain non-recurring costs incurred by McKechnie during the 12-month period ended September 30, 2010 and as further adjusted to give effect to two other recently completed acquisitions, in each case assuming that such transactions had occurred on October 1, 2009, the first day of our last completed fiscal year;

•	references to “fiscal year” mean the year ending or ended September 30. For example, “fiscal year 2010” or “fiscal 2010” means the period from October 1, 2009 to September 30, 2010; and

•	references to “GAAP” mean generally accepted accounting principles in the United States of America.

OUR COMPANY

We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. We estimate that over 95% of our net sales for fiscal year 2010 were generated by proprietary products. In addition, for fiscal year 2010, we estimate that we generated approximately 80% of our net sales from products for which we are the sole source provider.

Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold on a new aircraft, we generate net sales from aftermarket consumption over the life of that aircraft, which is generally estimated to be approximately 30 years. A typical platform can be produced for 20 to 30 years, giving us an estimated aftermarket product life cycle of 50-60 years. We estimate that approximately 60% of our net sales in fiscal year 2010 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to original equipment manufacturers, or OEMs.

We primarily design, produce and supply highly-engineered proprietary aerospace components (and certain systems/subsystems) with significant aftermarket content. We seek to develop highly customized products to solve specific needs for aircraft operators and manufacturers. We attempt to differentiate ourselves based on engineering, service and manufacturing capabilities. We typically choose not to compete for non-proprietary “build to print” business because it frequently offers lower margins than proprietary products. We believe that our products have strong brand names within the industry and that we have a reputation for high quality, reliability and customer support.

Our business is well diversified due to the broad range of products that we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers and lighting and control technology.

Our customers include: (1) distributors of aerospace components; (2) worldwide commercial airlines, including national and regional airlines; (3) large commercial transport and regional and business aircraft OEMs; (4) various armed forces of the United States and friendly foreign governments; (5) defense OEMs; (6) system suppliers; and (7) various other industrial customers. For fiscal year 2010, Boeing (which includes Aviall, Inc., the world’s largest aerospace distributor of commercial aftermarket parts to airlines throughout the world) accounted for approximately 14% of our net sales. Our top 10 customers for fiscal year 2010 accounted for approximately 48% of our net sales. Products supplied to many of our customers are used on multiple platforms.

As further discussed below, on September 25, 2010, we entered into a definitive stock purchase agreement (the “Stock Purchase Agreement”) with McKechnie Holdings LLC to purchase all of the outstanding stock of McKechnie Aerospace Holding Inc. (“McKechnie”), a privately-owned supplier of innovative aerospace products controlled by JLL Partners Inc., for a total purchase price on a cash-free, debt-free basis of approximately $1,265.0 million in cash. We believe McKechnie is a leading global designer, producer and supplier of aerospace components, assemblies and subsystems for commercial aircraft, regional/business jets, military fixed wing and rotorcraft. McKechnie operates through four major product groupings: Latches (35% of 12-month period ended September 30, 2010 net sales), Rods (22%), Electromechanical components (22%) and specialized Fasteners (22%). For the 12-month period ended September 30, 2010, the OEM sales channel made up 61% of net sales, with the remaining 39% generated through aftermarket activities. McKechnie has major platform positions in both the OEM and aftermarket on the full range of currently produced Boeing and Airbus aircraft as well as many regional and business turbine aircraft. McKechnie also has a significant presence on the new Boeing 787 and Airbus A380 and A350. For the 12-month period ended September 30, 2010, McKechnie generated net sales of $297.1 million and EBITDA of $101.2 million on a standalone basis.

We believe our acquisition of McKechnie will combine two of the world’s premier aerospace equipment parts manufacturers and suppliers. We believe this combination will continue TransDigm’s best-in-class performance and financial track record by further expanding our product offering and platform presence, while maintaining our best practices and value proposition as a proprietary and/or sole source provider of a majority of our products. For the 12-month period ended September 30, 2010, on a pro forma basis, our net sales would have been $1,164.8 million and our net income would have been $136.1 million. In addition, for the 12-month period ended September 30, 2010, on a pro forma basis, our EBITDA would have been $487.8 million, or 42% of net sales, our EBITDA As Defined would have been $521.7 million, or 45% of net sales, and our Adjusted EBITDA As Defined would have been $526.1 million, or 45.2% of net sales. See “Recent Developments—McKechnie Acquisition.”

Pro forma Analysis

The following charts set forth our pro forma net sales for the 12-month period ended September 30, 2010, by Channel and End-Markets:

INDUSTRY AND MARKET OVERVIEW

We primarily compete in the commercial and military aerospace industry. The commercial aftermarket, from which we have historically derived the majority of our net sales, has generally been more stable and has exhibited more consistent growth compared to the commercial OEM market, which has historically exhibited cyclical swings due to changes in production rates for new aircraft. Commercial aftermarket revenue is driven primarily by the number of miles flown by paying customers of commercial airlines, which are known in the industry and referred to herein as revenue passenger miles (“RPMs”), and by the size and age of the worldwide aircraft fleet.

Historically, aftermarket and OEM sales in the military sector tend to follow defense spending. Military aftermarket revenue is driven primarily by the operational tempo of the military, while military OEM revenue is driven primarily by spending on new systems and platforms.

Our exposure to both the commercial and military end-markets diversifies our revenue stream and has historically allowed us to grow revenue and EBITDA As Defined through down cycles in the economy.

OUR COMPETITIVE STRENGTHS

We believe our key competitive strengths include:

Large and Growing Installed Product Base with Aftermarket Revenue Stream. We provide components to a large and growing installed base of aircraft to which we supply aftermarket products. We estimate that our products are installed on more than 63,000 commercial transport, regional transport, military and general aviation fixed wing turbine aircraft and rotary wing aircraft.

Diversified Revenue Base. We believe that our diversified revenue base reduces our dependence on any particular product, platform or market channel and has been a significant factor in maintaining our financial performance. Our products are installed on almost all of the major commercial aircraft platforms now in production. We expect to continue to develop new products for military and commercial applications.

Significant Barriers to Entry. We believe that the niche nature of our markets, the industry’s stringent regulatory and certification requirements, the large number of products that we sell and the investments necessary to develop and certify products create barriers to entry for potential competitors.

Strong Cash Flow Generation. We have generated strong recurring operating cash flow as a result of our historically high margins and low capital expenditure requirements. For fiscal years 2010, 2009 and 2008, our EBITDA As Defined margins were 49.7%, 49.2% and 46.7%, respectively. In addition, our low recurring capital expenditure requirements, which have historically been approximately 2% of net sales per year, coupled with our consistent installed base revenue, provide us with a relatively stable stream of cash flows.

Consistent Track Record of Financial Success and Strong Growth. In the 17 years since we were formed (from fiscal year 1993 through fiscal year 2010), TransDigm has grown at a compound annual growth rate (“CAGR”) of 24.5% in EBITDA As Defined and of 18.2% in net sales.

Value-Driven Management Team with a Successful Track Record. Our operations are managed by an experienced, value-driven management team with a proven record of growing our business organically, reducing overhead, rationalizing costs and integrating acquisitions.

OUR BUSINESS STRATEGY

Our business strategy is made up of two key elements: (1) a value-driven operating strategy focused around our three core value drivers and (2) a selective acquisition strategy.

Value-Driven Operating Strategy. Our three core value drivers are:

•

Obtaining Profitable New Business. We attempt to obtain profitable new business by using our technical expertise, application skill and our detailed knowledge of our customer base and the individual niche markets in which we operate. We have regularly been successful in identifying and developing both aftermarket and OEM products to drive our growth. For example, our programs for the Boeing 787 include the digital flight deck audio system and composite tubing and isolation connectors for the fuel and hydraulic systems. The Airbus A380 includes our horizontal stabilizer hydraulic control module and our cockpit door security system. Rolls-Royce engines for both aircraft use our state-of-the-art ignition system.

•

Improving Our Cost Structure. We are committed to maintaining and continuously improving our cost structure through detailed attention to the cost of each of the products we offer and our organizational structure, with a focus on reducing the cost of each.

•

Providing Highly Engineered Value-Added Products to Customers. We focus on the engineering, manufacturing and marketing of a broad range of highly engineered niche products that we believe provide value to our customers. We believe we have been consistently successful in communicating to our customers the value of our products. This has generally enabled us to price our products to fairly reflect the value we provide and the required resources.

Selective Acquisition Strategy. We pursue the acquisition of proprietary aerospace component businesses when we see an opportunity to create value through the application of our three core value-driven operating strategies. The aerospace industry, in particular, remains highly fragmented, with many of the companies in the industry being small private businesses or small non-core operations of larger businesses. Our management team has significant experience in executing acquisitions and integrating acquired businesses into our company and culture. As of the date hereof, we have successfully acquired and integrated 28 businesses and/or product lines since our formation in 1993, not including McKechnie.

After giving effect to the Transaction, as of September 30, 2010, we would have had approximately $317.0 million of cash on hand and an undrawn revolver of approximately $300.0 million. This, combined with our historical cash generation capability, should give us sufficient financial flexibility to meet our operating and acquisition needs for the foreseeable future.

RECENT DEVELOPMENTS

Semco Acquisition

On September 3, 2010, TransDigm Inc. completed the acquisition of Semco Instruments, Inc. (“Semco”) for approximately $71.0 million in cash, subject to adjustment based on the level of working capital as of the closing date of the acquisition. Semco, which is based in Valencia, California and in Nogales, Mexico, manufactures proprietary, highly engineered components for all major turbo-prop, turbo-fan and turbo-shaft engines manufactured by Pratt Whitney, Honeywell and General Electric, among others. Semco products are primarily used on helicopters, business jets and select regional airplanes. Semco had annual revenues for calendar year 2009 of approximately $38.0 million, with significant aftermarket content. These products fit well with our overall business direction.

Actuation Acquisition

On November 28, 2010, we entered into a definitive agreement to acquire the Actuation Business (“Actuation”) of Telair International Inc., a wholly-owned subsidiary of Teleflex Incorporated, for approximately $94 million in cash (the “Actuation Acquisition”). Actuation, located in Simi Valley, California, designs and manufactures highly engineered electro-mechanical actuators for wing flaps and slats, landing gears, military jet canopies, and other aircraft components such as gearboxes, cargo brake rollers, cargo fasteners, winches, and fuel valves. The Actuation Acquisition is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and there can be no assurance that such closing conditions will be met or that the Actuation Acquisition will close. Pro forma financial information presented herein do not give effect to the closing of the Actuation Acquisition.

McKechnie Acquisition

On September 25, 2010, we entered into a Stock Purchase Agreement with McKechnie Holdings LLC to purchase all of the outstanding stock of McKechnie, a privately owned supplier of innovative aerospace products controlled by JLL Partners Inc., for a total purchase price on a cash-free, debt-free basis of approximately $1,265.0 million in cash. The Stock Purchase Agreement contains representations, warranties, covenants and conditions that we believe are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations. The closing of the McKechnie Acquisition is subject to several customary conditions. There can be no assurance that the McKechnie Acquisition will be completed as contemplated or at all. See “Risk Factors—Risks Related to the Acquisition.” The condition relating to the expiration of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period has been satisfied as of November 29, 2010. This offering is contingent on closing of the McKechnie Acquisition.

We expect to realize several benefits from the McKechnie Acquisition, including the following:

Expansion of Product Offering on High-Growth Aircraft Platforms. We believe McKechnie’s diversified product offering will increase our content exposure on various programs by allowing us to offer additional complementary products on a wide variety of aircraft. McKechnie has major platform positions in both the OEM and aftermarket on all Boeing and Airbus aircraft as well as many regional and business jet manufacturers and has a significant amount of content on the new Boeing 787 and Airbus A380 and A350 aircraft.

Increased Commercial Aerospace Exposure. We believe the acquisition of McKechnie will increase our diversification into higher growth commercial aerospace programs. McKechnie’s commercial aerospace sales accounted for 71% of its standalone net sales for the twelve-month period ended September 30, 2010, while our commercial aerospace sales accounted for 66% of our standalone net sales in fiscal 2010.

High Aftermarket Content and Sole-Sourced Products. Due to its reputation for high-quality, custom-engineered products and strong customer relationships, we believe McKechnie is able to create industry-leading intellectual property and secure sole-source positions on key platforms (for the twelve-month period ended September 30 2010, 77% of net sales were proprietary and sole-sourced with Fasteners and 95% without Fasteners). The proprietary and sole-sourced products are complementary to our current portfolio of proprietary products.

Strong Operating Performance. McKechnie has demonstrated its ability to grow and increase EBITDA margins in spite of challenging industry conditions. According to Bureau of Transportation Statistics between 2007 and 2009, worldwide revenue passenger miles declined at a compound annual growth rate of 1.3%. Over the same time period, McKechnie was able to increase its EBITDA margins by approximately 420 bps, from 27.0% to 31.2%.

Opportunity to Implement Operational Improvements and Increase Pricing. The acquisition of McKechnie provides an opportunity to consolidate a considerable platform within the highly fragmented aerospace industry. We will continue to seek operational improvements, as we have in our previous acquisitions, through the rationalization of common facility locations and other improvements. We have demonstrated a proven acquisition strategy focused on the acquisition of proprietary aerospace components businesses and related products and services. We believe the successful execution of these two elements of our business strategy enables us to deliver consistent financial performance through all phases of market cycles in the aerospace industry.

THE FINANCING TRANSACTIONS

We intend to finance the McKechnie Acquisition and concurrently refinance a portion of the outstanding term loan and repay in full all revolving loans and terminate all revolving commitments under our existing senior secured credit facility (the “Refinancing”) through a combination of this offering of notes and the borrowings under our new senior secured credit facility. The new senior secured credit facility will consist of a new $300.0 million revolving credit facility, which will not be drawn at close, and a new $900.0 million term loan facility. Proceeds of the Financing Transactions will be used to pay any fees and expenses associated with the Transaction, fund the McKechnie Acquisition, repay a portion of our existing term loan and add cash to our balance sheet. Consummation of the McKechnie Acquisition and the Refinancing are subject to certain customary closing conditions.

The estimated sources and uses of the funds for the Transactions are shown in the table below. Actual amounts may vary from estimated amounts depending on several factors, including the differences from the estimate of fees and expenses, the pricing of and any discounts on the new indebtedness and the actual closing date of the Transactions.

Sources of Funds		Uses of Funds
(In millions)
Notes offered hereby	$780	McKechnie Acquisition	$1,265
New Senior Secured Credit Facility(1)	$900	Repay a Portion of Existing Term Loan(2)	$280
		Transaction fees and expenses(3)	$52
		Excess cash to balance sheet	$83

Total sources of funds	$1,680	Total uses of funds	$1,680

(1)	The new senior secured credit facility will provide for a new $300 million revolving credit facility, which will be undrawn at close, and a new $900 million term loan facility.
(2)	Affiliates of the initial purchasers will receive a portion of the proceeds from the offering as a result of the repayment of the existing term loan.
(3)	Includes original issue discount on the term loan and revolving credit facility under our new senior secured credit facility and estimated fees and expenses related to this offering.

See “Use of Proceeds.”

ORGANIZATIONAL STRUCTURE AND RELATED MATTERS

TransDigm Inc. was formed in July 1993 in connection with the acquisition of certain companies from IMO Industries Inc. TD Group was formed in July 2003 at the direction of Warburg Pincus Private Equity VIII, L.P., or Warburg Pincus, to facilitate the acquisition of the business of TransDigm Inc. On March 2006 and May 2007, certain stockholders of TD Group and certain members of our management sold shares of TD Group common stock in underwritten public offerings. TD Group did not offer any shares of common stock for sale in the offerings, and TD Group did not receive any of the proceeds from the sale of shares by the selling stockholders. As a result of the initial public offering in 2006, TD Group’s common stock is publicly traded on the New York Stock Exchange under the ticker symbol “TDG.”

PRO FORMA CORPORATE STRUCTURE

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data of TD Group for the fiscal years ended September 30, 2010, 2009 and 2008, which have been derived from TD Group’s audited consolidated financial statements, which are included elsewhere herein.

Separate historical financial information for TransDigm Inc. is not presented since TD Group has no operations or assets (other than immaterial cash balances) separate from its investment in TransDigm Inc. and since the notes will be, and the 2014 Notes are, fully and unconditionally guaranteed, on a joint and several and senior subordinated basis, by TD Group and, other than immaterial subsidiaries, all direct and indirect domestic subsidiaries of TransDigm Inc.

Acquisitions of businesses and product lines completed by TD Group during the last three fiscal years are as follows:

•	On May 7, 2008, TransDigm acquired all of the outstanding capital stock of CEF Industries, Inc. (“CEF”).

•	On September 26, 2008, Champion Aerospace LLC, a subsidiary of TransDigm Inc., acquired certain assets from Unison Industries, LLC (“Unison”), a GE Aviation business.

•	On December 16, 2008, TransDigm Inc. acquired all of the outstanding capital stock of Aircraft Parts Corporation (“APC”).

•	On July 24, 2009, TransDigm Inc. acquired all of the outstanding capital stock of Acme Aerospace, Inc. (“Acme”).

•

On August 10, 2009, TransDigm Inc., through its subsidiary AeroControlex Group, Inc., acquired certain product line assets of Woodward HRT, Inc. (“Woodward”), a subsidiary of Woodward Governor Company.

•

On December 2, 2009, TransDigm Inc. (through a newly formed, wholly owned subsidiary of TransDigm Inc., Dukes Aerospace Inc.) acquired certain assets and liabilities from Dukes, Inc. and GST Industries, Inc.

•	On September 3, 2010, TransDigm Inc. acquired all of the outstanding capital stock of Semco.

All of the acquisitions were accounted for using the acquisition method. The results of operations of the acquired businesses and product lines are included in TD Group’s consolidated financial statements from the date of each of the acquisitions.

We expect to obtain the cash required to consummate the McKechnie Acquisition, including partial repayment of the term loan under our existing senior secured credit facility, pay for fees and expenses related to this Transaction and add cash to our balance sheet, by entering into the following Financing Transactions: (i) the issuance by us of $780 million aggregate principal amount of notes offered hereby; and (ii) the borrowing by us of $900 million under a new term loan forming a part of a new senior secured credit facility. The new senior secured credit facility will also include a $300 million revolving loan facility, which will be undrawn following the consummation of this offering. The consummation of each of the Financing Transactions is conditioned on the substantially concurrent completion of the McKechnie Acquisition and the other Financing Transactions.

The following table also sets forth summary pro forma combined financial data for the fiscal year 2010, which we have derived from and should be read in conjunction with our unaudited pro forma combined financial and other data included elsewhere herein. The unaudited combined pro forma statement of operations data set forth below gives effect to the Transactions (and the consummation of the acquisition of

Dukes and Semco) as if they had occurred on October 1, 2009 and the unaudited combined pro forma balance sheet data set forth below gives effect to the Transactions as if they had occurred as of September 30, 2010. The summary pro forma combined financial information set forth below should not be considered indicative of actual results that would have been achieved had the Transactions occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma combined financial information will prove to be correct.

We present below certain financial information based on our EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined. None of EBITDA, EBITDA As Defined or Adjusted EBITDA As Defined is a measurement of financial performance under GAAP, and none of these financial measures should be considered an alternative to net income or operating cash flows determined in accordance with GAAP, and our calculation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies. While we believe that the presentation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined will enhance an investor’s understanding of our operating performance, the use of each of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined as analytical tools has limitations and you should not consider any of them in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined to net income and net cash provided by operating activities, please refer to the tables below. For additional information regarding these non-GAAP financial measures, including a more detailed description with respect to the limitations of these non-GAAP financial measures, see “Non-GAAP Financial Measures.”

The information presented below should be read together with “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included or incorporated by reference herein.

	Fiscal Years Ended September 30,			Pro Forma for the Fiscal Year Ended September 30,
	2010	2009	2008	2010
	(in thousands)
Statement of Operations Data:
Net Sales	$827,654	$761,552	$713,711	$1,164,790
Gross profit(1)	473,066	429,346	385,931	596,691
Operating expenses:
Selling and administrative	94,918	80,018	74,650	128,831
Amortization of intangibles	15,079	13,928	12,002	39,998

Operating income(1)	363,069	335,400	299,279	427,862
Interest expense, net	112,234	84,398	92,677	216,084
Foreign exchange loss	—	—	—	2,361

Income before income taxes	250,835	251,002	206,602	209,417
Income tax provision	87,390	88,100	73,476	73,296

Net income	$163,445	$162,902	$133,126	$136,121

Net income applicable to common stock	$133,132	$162,902	$133,126	$105,808

	As of September 30,						Pro Forma as of September 30,
	2010		2009		2008		2010
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$234,112		$190,167		$159,062		$317,012
Working capital	470,496		395,002		334,932		622,009
Total assets	2,677,818		2,454,440		2,255,821		4,263,296
Long-term debt, including current portion	1,771,646		1,356,761		1,357,230		3,167,146
Stockholders’ equity	592,979		819,162		653,900		588,003

	Fiscal Years Ended September 30,						Pro Forma for the Fiscal Year Ended September 30,
	2010		2009		2008		2010
	(in thousands)
Other Financial Data:
Depreciation and amortization	$30,165		$27,521		$25,254		$62,275
Capital expenditures	12,887		13,155		10,884		19,703
Ratio of earnings to fixed charges(2)	3.2	x	3.9	x	3.2	x	2.0	x
Net leverage ratio(3)							5.4	x

Other Data:
EBITDA(4)	$393,234		$362,921		$324,533		$487,776
EBITDA As Defined(4)	$411,609		$374,690		$333,077		$521,712
Adjusted EBITDA As Defined(4)							$526,112

(1)	Gross profit and operating income include the effect of charges relating to purchase accounting adjustments to inventory associated with the acquisition of various businesses and product lines for the fiscal years ended for the fiscal years 2010, 2009 and 2008 of $4,794,000, $2,264,000 and $1,933,000, respectively.
(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense.
(3)	The net leverage ratio is computed as long-term debt, including current portion less cash and cash equivalents divided by Adjusted EBITDA As Defined.
(4)	EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined and the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined presented herein. Adjusted EBITDA As Defined represents EBITDA as further adjusted to give effect to the anticipated cost savings we expect to realize in connection with the McKechnie Acquisition and the elimination of certain non-recurring costs incurred by McKechnie. See “Non-GAAP Financial Measures” for additional information and limitations regarding these non-GAAP financial measures.

The following sets forth a reconciliation of net income to EBITDA, EBITDA As Defined and Adjusted EBITDA As Defined:

	Fiscal Years Ended September 30,			Pro Forma for the Fiscal Year Ended September 30,
	2010	2009	2008	2010
	(in thousands)
Net income	$163,445	$162,902	$133,126	$136,121
Add:
Depreciation and amortization	30,165	27,521	25,254	62,275
Interest expense, net	112,234	84,398	92,677	216,084
Income tax provision	87,390	88,100	73,476	73,296

EBITDA	393,234	362,921	324,533	487,776
Add:
Inventory purchase accounting adjustments(a)	4,794	2,264	1,933	17,994
Acquisition integration costs(b)	4,171	3,426	393	4,171
Acquisition transaction-related expenses(c)	2,717	—	—	2,717
Non-cash compensation and deferred compensation costs(d)	6,693	6,079	6,218	6,693
Foreign exchange loss	—	—	—	2,361

EBITDA As Defined	$411,609	$374,690	$333,077	$521,712

Add:
Expected cost savings due to elimination of duplicative corporate functions(e)				2,900
Expected cost savings due to the transfer of certain production operations to Mexico(f)				1,500

Adjusted EBITDA As Defined				$526,112

(a)	Represents purchase accounting adjustments to inventory associated with the acquisitions of various businesses and product lines that were charged to cost of sales when the inventory was sold.
(b)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(c)	Represents, for periods after October 1, 2009, transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are now required to be expensed as incurred.
(d)	Represents the expenses recognized by us under our stock option plans and our deferred compensation plans.
(e)	Represents the anticipated elimination of certain corporate overhead costs incurred by McKechnie during the period. The annual amount of savings comprises base salary, bonus and benefits related to the specific termination of corporate employees and closing the McKechnie corporate office in Irvine, California.
(f)	Represents the anticipated elimination or reduction of certain factory operating costs incurred in the United States after moving production to a lower cost facility in Mexico.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined:

	Fiscal Years Ended September 30,
	2010	2009	2008
	(in thousands)
Net cash provided by operating activities	$197,304	$197,112	$189,635
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(4,971)	1,897	(35,544)
Interest expense—net, excluding amortization of debt issue costs / note premium(a)	104,656	81,147	89,580
Income tax provision—current	85,490	79,300	66,141
Non-cash equity compensation(b)	(6,704)	(5,813)	(4,035)
Excess tax benefit from exercise stock options	17,459	9,278	18,756

EBITDA	393,234	362,921	324,533
Adjustments:
Inventory purchase accounting adjustments(c)	4,794	2,264	1,933
Acquisition integration costs(d)	4,171	3,426	393
Acquisition transaction-related expenses(e)	2,717	—	—
Non-cash compensation and deferred compensation costs(f)	6,693	6,079	6,218

EBITDA As Defined	$411,609	$374,690	$333,077

(a)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(b)	Represents the compensation expense recognized by TD Group under its stock plans.
(c)	Represents purchase accounting adjustments to inventory associated with the acquisitions of various businesses and product lines that were charged to cost of sales when the inventory was sold.
(d)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(e)	Represents, for periods after October 1, 2009, transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are now required to be expensed as incurred.
(f)	Represents the expenses recognized by us under our stock option plans and our deferred compensation plans.

Risks Related to Our Business

Our business is sensitive to the number of flight hours that our customers’ planes spend aloft, the size and age of the worldwide aircraft fleet and our customers’ profitability. These items are, in turn, affected by general economic conditions.

Our business is directly affected by, among other factors, changes in RPMs, the size and age of the worldwide aircraft fleet and, to a lesser extent, changes in the profitability of the commercial airline industry. RPMs and airline profitability have historically been correlated with the general economic environment, although national and international events also play a key role. For example, in recent years, the airline industry has been severely affected by the downturn in the global economy, higher fuel prices, the increased security concerns among airline customers following the events of September 11, 2001, the Severe Acute Respiratory Syndrome epidemic and the conflicts in Afghanistan and Iraq. In addition, recent global market and economic conditions have been unprecedented and challenging with continued turbulence in the U.S. and international markets and economies and have prolonged declines in business and consumer spending. As a result of the substantial reduction in airline traffic resulting from these events, the airline industry incurred, and some in the industry continue to incur, large losses and financial difficulties. Some carriers have also parked or retired a portion of their fleets and have reduced workforces and flights. During periods of reduced airline profitability, some airlines may delay purchases of spare parts, preferring instead to deplete existing inventories. In addition, OEMs may experience production or other delays with respect to a particular aircraft. For example, the Boeing 787 has experienced significant production delays and certain Airbus A380 aircraft have been identified as requiring engine replacement. Such delays are not unusual for large commercial transport OEMs, particularly when the new platform introduction involves new technology, such as in the case of the Boeing 787. We, including McKechnie, supply components to each of these aircraft. If demand for new aircraft and spare parts decreases, there would be a decrease in demand for certain of our products.

We could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations.

Our operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, the remediation of contamination and the health and safety of our employees. We could incur substantial costs, including clean-up costs, fines and sanctions and/or third party property damage or personal injury claims as a result of violations of, or liabilities under, environmental laws, relevant common law or the environmental permits required for our operations. Changes in environmental, health and safety laws or regulations or other new regulations could increase our costs of doing business or adversely impact the demand for our products.

Pursuant to certain environmental laws, a current or previous owner or operator of a contaminated site may be held liable for the entire cost of investigation, removal or remediation of hazardous materials at such property, whether or not the owner or operator knew of, or was responsible for, the presence of any hazardous materials. Persons who arrange for the disposal or treatment of hazardous materials may also be held liable for the costs of investigation, removal or remediation of those substances at a disposal or treatment site, regardless of whether the affected site is owned or operated by them. Contaminants have been detected at some of our present and former sites, principally in connection with historical operations, and investigations and/or clean-ups have been undertaken by us or by former owners of the sites. We also receive inquiries and notices of potential liability with respect to offsite disposal facilities from time to time. Although we are not aware of any sites for which material obligations exist, the discovery of additional contaminants, the imposition of additional clean-up obligations at these or other sites, the failure of any other potentially liable party to meet its obligations or the initiation of suits for personal injury or damages to property or natural resources could result in significant liability.

McKechnie is a party to a number of legal proceedings and is responsible, in whole or in part, for remediation at a number of owned or third-party sites, for which McKechnie has reserves on its balance sheet. If the amount of any reserves we establish in connection with such remediation and related legal liabilities is significantly less than the actual costs incurred to satisfy those remediations and related legal liabilities, our operating results could be materially impacted.

We are dependent on our highly trained employees and any work stoppage or difficulty hiring similar employees could adversely affect our business.

Because our products are complicated and highly engineered, we depend on an educated and trained workforce. There is substantial competition for skilled personnel in the aircraft component industry, and we could be adversely affected by a shortage of skilled employees. We may not be able to fill new positions or vacancies created by expansion or turnover or attract and retain qualified personnel.

As of September 30, 2010, we had approximately 2,400 employees. Approximately 3% of our employees were represented by the United Steelworkers Union, approximately 2% were represented by the United Automobile, Aerospace and Agricultural Implement Workers of America and approximately 3% were represented by the International Brotherhood of Electrical Workers. Collective bargaining agreements between us and these labor unions expire in April 2011, November 2012 and May 2013, respectively. Although we believe that our relations with our employees are satisfactory, we cannot assure you that we will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that our employee relations will remain stable. Because we maintain a relatively small inventory of finished goods, any work stoppage could materially and adversely affect our ability to provide products to our customers.

As of September 30, 2010, McKechnie had approximately 1,324 employees. Approximately 6% of its employees were represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America Local No. 509 and 32% were represented by unions in foreign countries, respectively. Collective bargaining agreements between McKechnie and these unions expire in July 2012, February 2012, December 2012 and April 2011. Although we believe that relations with its employees are satisfactory, we cannot assure you that McKechnie will be able to negotiate a satisfactory renewal of these collective bargaining agreements or that McKechnie’s employee relations will remain stable. Because McKechnie maintains a relatively small inventory of finished goods, any work stoppage could materially and adversely affect McKechnie’s ability to provide products to its customers.

Some of our operations are located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.

We have manufacturing facilities, research and development facilities and sales offices located outside the United States, and we expect to continue to conduct business with companies that are located outside the United States. As a result of the McKechnie Acquisition, the extent of our international operations will increase significantly. Because of these in international operations, we may face numerous challenges, including:

•	increased complexity and costs of managing international operations;

•	longer and more difficult collection of receivables;

•	difficulties in enforcing contracts generally;

•	geopolitical and economic instability and military conflicts;

•	limited protection of our intellectual property and other assets;

•	compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;

•	trade and foreign exchange restrictions and higher tariffs;

•	travel restrictions;

•	timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;

•	foreign currency exchange fluctuations relating to our international operating activities;

•	transportation delays and limited local infrastructure and disruptions, such as large scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;

•	heightened risk of terrorism;

•	local business and cultural factors that differ from our normal standards and practices;

•	differing employment practices and labor issues;

•	regional health issues and natural disasters; and

•	work stoppages.

If we are unable to efficiently handle these risks, they could materially and adversely affect our business.

Risks Related to the Acquisition

Failure to successfully and efficiently integrate McKechnie into our operations may adversely affect our operations and financial condition.

The proceeds of this offering will be used in part to consummate the acquisition of McKechnie. The integration of McKechnie into our operations will be a significant undertaking and will require significant attention from our management team. The acquisition involves the integration of two companies that previously operated independently. This integration is a complex, costly and time-consuming process, and we cannot assure you that this process will be successful. In addition, the integration of McKechnie into our operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute, and we cannot guaranty or accurately estimate these costs at this time. Additional integration challenges include, among other things:

•	retaining existing employees;

•	persuading employees of TransDigm and McKechnie that the business cultures are compatible, maintaining morale and retaining and integrating key employees;

•	incorporating new facilities into our business operations;

•	coordinating sales and marketing functions;

•	combining products and services;

•	integrating systems; and

•	maintaining our standards, controls, procedures and policies.

We may not achieve the benefits we expect from the McKechnie Acquisition if we are unable to successfully overcome these integration challenges.

Our presentation of Adjusted EBITDA As Defined herein includes adjustments regarding cost savings that we expect to realize in connection with the integration of McKechnie into our business, including with respect to the elimination of redundant personnel. However, our ability to achieve these cost savings will depend upon the success we have in integrating McKechnie into our business, and we cannot assure you that these cost savings will be realized within the time frames we expect, or at all. In addition, even if these cost savings are attained, we may incur unexpected costs in integrating McKechnie into our business that offset these expected cost savings. Accordingly, investors are cautioned not to place undue reliance on our expected cost savings.

We may not realize the growth opportunities and cost synergies that are anticipated from our proposed acquisition of McKechnie.

The benefits we expect to achieve as a result of our proposed acquisition of McKechnie will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of McKechnie’s business and operations with our business and operations. Even if we are able to integrate our business with McKechnie’s business successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with McKechnie’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the proposed acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our revenue assumptions to be inaccurate.

Our historical and pro forma combined financial information may not be representative of our results as a combined company.

The pro forma combined financial information included herein is constructed from the separate financial statements of TransDigm Group Inc. and McKechnie and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma combined financial information presented herein is based in part on certain assumptions regarding the proposed acquisition that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma combined financial information included herein may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and the consolidated capitalization of TD Group as of September 30, 2010, on a historical basis and on a pro forma basis to give effect to the Transactions as if each of the Transactions had occurred on that date. This table should be read in conjunction with the information in “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere herein.

	As of September 30, 2010
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$234.1	$317.0

Debt:
Existing Senior Secured Credit Facility	$780.0	$500.0
New Senior Secured Credit Facility	—	900.0
7 3/4% Senior Subordinated Notes due 2014	1,000.0	1,000.0
% Senior Subordinated Notes due 2018(1)	—	780.0
Original issue discount / premium(2)	(8.4)	(12.9)

Total long-term debt	1,771.6	3,167.1
Stockholders’ equity	593.0	588.0

Total capitalization	$2,364.6	$3,755.1

(1)	Notes offered hereby.
(2)	As adjusted capitalization includes an assumed $4.5 million of original issue discount related to the new senior secured credit facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial data is based on the historical financial statements of TD Group and McKechnie, each included elsewhere herein, adjusted to give pro forma effect to such transactions and certain other recently completed acquisitions. The unaudited pro forma condensed combined balance sheet as of September 30, 2010 gives effect to the Transactions as if they had occurred as of September 30, 2010. The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2010 gives effect to such transactions as if they had been consummated on October 1, 2009, the first day of TD Group’s most recently completed fiscal year.

Assumptions underlying the pro forma adjustments necessary to fairly present this pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial data. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma condensed combined financial data should not be considered indicative of actual results that would have been achieved had these transactions occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma condensed combined financial data will prove to be correct. The unaudited pro forma condensed combined financial data should be read together with the information set forth under the headings “The Transactions,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical financial statements of TD Group and McKechnie and the notes thereto, and other financial information included elsewhere herein.

The proposed acquisition of McKechnie by TransDigm will be accounted for as a purchase in conformity with Accounting Standards Codification (“ASC”) No. 805, Business Combinations, with intangible assets recorded in accordance with ASC No. 350, Intangibles-Goodwill and Other. The excess of the purchase price over the historical basis of the net assets to be acquired has been allocated in the accompanying pro forma condensed combined financial data based on management’s best estimates of the fair values and certain assumptions that management believes are reasonable. Because the acquisition transaction has not yet been consummated, the information available to management in making these estimates has been limited. The actual purchase price allocation will be subject to the completion of a third party valuation of the assets and the liabilities as of the date the acquisition is finalized. Therefore, such allocation and the resulting effect on our consolidated financial statements may differ from the pro forma amounts included herein, and such differences may be material.

The consolidated financial statements of McKechnie utilized to prepare the following unaudited pro forma condensed combined financial data include McKechnie’s audited consolidated financial statements for the year ended December 31, 2009 and McKechnie’s unaudited consolidated financial statements for the nine-month periods ended September 30, 2010 and 2009. In addition, the unaudited consolidated financial statements of McKechnie utilized to prepare the following unaudited pro forma condensed combined financial data have not been audited by McKechnie’s independent accountants, and any such audit could result in adjustments to McKechnie’s unaudited consolidated financial statements, and any such adjustments could be material.

The unaudited pro forma condensed combined financial data is adjusted to give pro forma effect to two recently completed acquisitions as if those acquisitions had occurred as of October 1, 2009. TD Group acquired Dukes Aerospace on December 2, 2009 and Semco Instruments on September 3, 2010. The related pro forma adjustments were derived from unaudited internal financial statements for the respective pre-acquisition periods.

TransDigm Group Incorporated

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2010

(In thousands)

	TransDigm(1)	McKechnie(1)	Adjustments for the Acquisition of McKechnie		Adjustments for Acquisition Financing		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$234,112	$79,958	$(1,347,958	)(2)	$1,350,900	(5)	$317,012
Trade accounts receivable—net	134,461	42,768	—		—		177,229
Inventories	188,756	42,565	12,000	(3)	—		243,321
Deferred income taxes	15,200	7,433	—		—		22,633
Prepaid expenses and other	10,979	4,510	—		—		15,489

Total current assets	583,508	177,234	(1,335,958)		1,350,900		775,684
PROPERTY, PLANT AND EQUPMENT	99,613	48,021	—		—		147,634
GOODWILL	1,571,664	455,878	465,486	(3)	—		2,493,028
TRADEMARKS AND TRADE NAMES	187,556	93,321	26,679	(3)	—		307,556
OTHER INTANGIBLE ASSETS—NET	212,838	319,362	(59,362	)(3)	—		472,838
DEBT ISSUE COSTS—NET	18,649	7,934	(7,934	)(3)	42,624	(6)	61,273
OTHER	3,990	1,293	—		—		5,283

TOTAL ASSETS	$2,677,818	$1,103,043	$(911,089)		$1,393,524		$4,263,296

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,226	$18,577	$—		$—		$62,803
Current portion of capital lease obligations	—	1,718	—		—		1,718
Unrealized losses on interest rate swaps	3,865	16,626	(16,626	)(2)	—		3,865
Accrued liabilities	64,921	21,740	(1,372	)(2)	—		85,289

Total current liabilities	113,012	58,661	(17,998)		—		153,675
LONG-TERM DEBT	1,771,646	465,108	(465,108	)(2)	1,395,500	(2)	3,167,146
DEFERRED INCOME TAXES	168,588	120,341	3,000	(3)	—		291,929
ENVIRONMENTAL LIABILITIES	—	20,799	—		—		20,799
CAPITAL LEASE OBLIGATIONS	—	944	—		—		944
UNREALIZED LOSSES ON INTEREST RATE SWAPS	—	29,598	(29,598	)(2)	—		—
OTHER NON-CURRENT LIABILITIES	31,593	9,207	—		—		40,800

Total liabilities	2,084,839	704,658	(509,704)		1,395,500		3,675,293

Total stockholders’ equity	592,979	398,385	(401,385	)(4)	(1,976	)(6)	588,003

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,677,818	$1,103,043	$(911,089)		$1,393,524		$4,263,296

TransDigm Group Incorporated

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2010

The pro forma financial information has been derived from the application of pro forma adjustments to our historical financial statements as of the date noted.

(1)	TD Group’s fiscal year ends on September 30. McKechnie’s fiscal year ends on December 31. For purposes of preparing this pro forma condensed combined balance sheet, we utilized TD Group’s balance sheet as of September 30, 2010, the last day of its fourth fiscal quarter, and McKechnie’s balance sheet as of September 26, 2010, the last day of its third fiscal quarter.

(2)	Set forth below are the estimated sources and uses of funds pertaining to the Transactions. The sources and uses below assume that the Transactions were consummated on September 30, 2010.

(in thousands)
Sources of Funds
Borrowings under new term loan, net(a)	$895,500
New senior subordinated notes	780,000

Total Sources	$1,675,500

Use of Funds
Payment to McKechnie equity holders	$832,254
Repayment of McKechnie long-term debt	465,108
Payment of McKechnie losses on interest rate swaps—current	16,626
Payment of McKechnie losses on interest rate swaps—long term	29,598
Payment of McKechnie accrued interest	1,372
McKechnie cash balances	(79,958)

Total Purchase Price	1,265,000
Refinancing a portion of TD Group’s first lien term loan	280,000
Debt issue costs(b)	44,600
Direct acquisition costs(c)	3,000
Cash to Balance Sheet	82,900

Total Uses	$1,675,500

Long Term Debt Adjustments for Acquisition Financing
Borrowings under new term loan, net(a)	$895,500
New senior subordinated notes	780,000
Refinancing a portion of TD Group’s first lien term loan	(280,000)

$1,395,500

Cash and Cash Equivalents Pro Forma Acquisition Adjustment
Total purchase price	$1,265,000
McKechnie cash balances	79,958
Direct acquisition costs(c)	3,000

$1,347,958

(a)	The borrowings under the new term loan, net are presented as the $900.0 million in aggregate principal, less an estimated $4.5 million original issue discount.

(b)	Debt issue costs represent the fees and commissions paid by TD Group in connection with (i) the issuance and sale of the new senior subordinated notes and (ii) the amendment to the senior secured credit facility, including the funding of the additional $900.0 million term loan.

(c)	Management has estimated the TD Group will incur $3.0 million in direct, non-recurring, acquisition-related transaction costs. In accordance with current ASC guidance, acquisition related-transaction costs are to be accounted for as expenses in the periods in which the costs are incurred. Accordingly, the presentation of the pro forma condensed combined balance sheet as of September 30, 2010 reflects management’s estimate of the acquisition-related costs to be incurred.

(3)	The preliminary allocation of the purchase price to the fair values of the net assets acquired in connection with the acquisition of McKechnie is as follows:

(in thousands)
Payment to McKechnie equity holders	$832,254
Less McKechnie cash balances	(79,958)
Plus extinguishment of McKechnie debt:
Long term	465,108
Unrealized losses on interest rate swaps—current	16,626
Unrealized losses on interest rate swaps—long term	29,598
Accrued interest	1,372

Extinguishment of Debt	512,704

Total Purchase Price	$1,265,000

Total Purchase Price	$1,265,000
Plus: McKechnie cash balance	79,958
Less: extinguishment of debt	(512,704)
Less: McKechnie historical stockholder’s equity	(398,385)

Total purchase price in excess of net book value	$433,869

Preliminary allocation of excess purchase price over net assets acquired and related purchase accounting adjustments:(a)
Inventories(b)	$12,000
Current deferred income taxes(c)	—
Property, plant and equipment(d)	—
Goodwill(e)	465,486
Trademarks and trade names(f)	26,679
Other intangible assets(f)	(59,362)
Debt issuance costs, net(g)	(7,934)
Non-current deferred income taxes(c)	(3,000)

Total	$433,869

(a)	The purchase price allocation for purposes of these unaudited pro forma condensed combined financial statements is based upon management’s best estimate of the fair values of the assets and liabilities acquired as the acquisition has not yet been consummated and was primarily limited to the identification and valuation of intangible assets. Management believes this is an appropriate approach based on review of similar type acquisitions, which appeared to indicate that the most significant and material portion of the purchase price would be allocated to intangible assets. A third party evaluation will be completed and, upon completion, the purchase price allocation will reflect the fair value of certain tangible and intangible assets as valued by the third party.

(b)	The inventories adjustment represents management’s estimate of the step-up in basis to fair value of McKechnie’s inventory balances as of September 30, 2010. The actual inventory valuation adjustment, if any, will be determined based on the completion of the third party valuation procedures.

(c)	Deferred taxes were recorded for all pro forma adjustments using the TD Group’s best estimate of the applicable statutory rate in the tax jurisdiction where the underlying asset or liability resides. The non-current deferred tax liability adjustment reflects the elimination of the estimated deferred tax asset related to the interest rate swap agreements offset by the decrease in the deferred tax liability related to the estimated net decrease in intangible assets other than goodwill.

(d)	In accordance with ASC guidance, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, TD Group estimates that the recorded values for property, plant and equipment as of September 30, 2010 represent current fair values. Accordingly no adjustment to property, plant and equipment value has been included in the preliminary allocation of excess purchase price over net assets acquired related to the McKechnie Acquisition. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment upon the completion of the third party valuation to be completed upon consummation of the transaction.

(e)	Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual impairment test.

(f)	The adjustment to trademarks and trade names and other intangible assets is based on management’s preliminary estimate of identifiable intangible assets as follows:

	Estimated Useful Life	(in thousands)
Other Intangible Assets
Trademark and trade names	Indefinite	$120,000
Order or production backlog	1 Year	10,000
Technology	20 Years	250,000

		380,000
Historical carrying value of trademarks and trade names and other intangible assets at September 30, 2010		(412,683)

Other intangible assets, net adjustment		$(32,683)

Net adjustment to trademarks and trade names		$26,679
Net adjustment to other intangible assets, net		(59,362)

Other intangible assets, net adjustment		$(32,683)

Decrease in deferred tax liability on net decrease in intangible assets		$12,000

(g)	Represents adjustments to write-off the unamortized debt issue costs of McKechnie’s existing indebtedness, as of September 30, 2010, to be repaid in connection with the closing of the Acquisition.

(4)	The pro forma adjustments to stockholders’ equity for the acquisition of McKechnie represent the write-off of McKechnie’s historical stockholder’s equity in conjunction with the purchase price allocation and management’s estimate of $3.0 million in direct, non-recurring, acquisition-related transaction costs as discussed above.

(in thousands)
Stockholders’ Equity Pro Forma Acquisition Adjustment
McKechnie historical stockholders’ equity	$(398,385)
Direct acquisition costs(2)(c)	(3,000)

$(401,385)

(5)

(in thousands)
Cash and Cash Equivalents Pro Forma Acquisition Financing Adjustment
Total sources of funds(2)	$1,675,500
Less: refinancing a portion of TD Group’s first lien term loan(2)	(280,000)
Less: debt issue costs(2)	(44,600)

$1,350,900

(6)	In conjunction with the financing of the McKechnie Acquisition, TD Group refinanced $280.0 million of the Company’s first lien term loan. Included within the pro forma balance sheet as of September 30, 2010 is the write-off of approximately $2.0 million in unamortized debt issue costs associated with the refinancing of a portion of the first lien term loan. The pro forma adjustment to Debt Issue Costs—Net is as follows:

(in thousands)
Debt Issue Costs—Net
Write-off of debt issue costs associated with repayment of a portion of first lien term loan	$(1,976)
Debt issue costs associated with the Financing(2)(b)	44,600

$42,624

TransDigm Group Incorporated

Unaudited Pro Forma Condensed Combined Statement of Income

for the Twelve-Month Period Ended September 30, 2010

(In thousands, except per share amounts)

	TransDigm(1)	McKechnie(1)	Adjustments for the Acquisition of McKechnie(2)		Adjustments for Acquisition Financing(3)		Other Acquisitions(4)	Pro Forma
NET SALES	$827,654	$297,087	$—				$40,049	$1,164,790
COST OF SALES	354,588	172,578	12,000	(a)			28,933	568,099
AMORTIZATION OF INTANGIBLES	—	3,975	(3,975	)(b)			—	—

GROSS PROFIT	473,066	120,534	(8,025)		—		11,116	596,691
OPERATING EXPENSES:
Selling and administrative	94,918	30,072					3,841	128,831
Amortization of intangibles	15,079	7,934	14,566	(b)			2,419	39,998

Total operating expenses	109,997	38,006	14,566		—		6,260	168,829

INCOME FROM OPERATIONS	363,069	82,528	(22,591)		—		4,856	427,862
MANAGEMENT FEES AND EXPENSES	—	2,997	(2,997	)(c)			—	—
MANAGEMENT SHARE EXPENSE	—	1,702	(1,702	)(c)			—	—
TRANSACTION EXPENSES	—	350	(350	)(d)			—	—
INTEREST EXPENSE-Net	112,234	37,268	(37,268	)(e)	103,850	(a)	—	216,084
UNREALIZED LOSS ON INTEREST RATE SWAPS	—	716	(716	)(e)			—	—
FOREIGN EXCHANGE LOSS	—	2,361					—	2,361

INCOME BEFORE INCOME TAXES	250,835	37,134	20,442		(103,850)		4,856	209,417
INCOME TAX PROVISION	87,390	15,830	7,155	(f)	(38,778	)(b)	1,700	73,296

NET INCOME	$163,445	$21,304	$13,287	(5)	$(65,072)		$3,156	$136,121

NET INCOME APPLICABLE TO COMMON STOCK	$133,132	$21,304	$13,287		$(65,072)		$3,156	$105,808

Net earnings per share:
Basic and diluted (two-class method)	$2.52							$2.00
Weighted average shares outstanding:
Basic and diluted	52,932							52,932

TransDigm Group Incorporated

Notes to Unaudited Pro Forma Condensed Combined Statement of Income

for the Twelve-Month Period Ended September 30, 2010

(1)	TD Group’s fiscal year ends on September 30. McKechnie’s fiscal year ends on December 31. For purposes of preparing this pro forma combined statement of income for the twelve-month period ended September 30, 2010, we utilized TD Group’s statement of income for its fiscal year ended September 30, 2010, and McKechnie’s statement of income for its four quarterly periods ended September 26, 2010.

(2)	Represents the adjustments necessary to give effect to the acquisition of McKechnie as if it had occurred as of October 1, 2009. Adjustments (a), (b) and (c) are based upon a preliminary allocation of the purchase price. TD Group is in the process of obtaining third-party valuations of certain tangible and intangible assets as the transaction has not yet been consummated. Accordingly, the values attributed to assets acquired and liabilities assumed are subject to adjustment.

(a)	Represents the inventory purchase accounting adjustment that will be charged to cost of sales as the inventory on hand when the McKechnie acquisition was consummated is sold.

(b)	Represents the change in amortization expense resulting from the amortization of the amortizable intangible assets recorded in connection with the acquisition of McKechnie using the straight-line method. In accordance with TD Group’s accounting policy all intangible asset amortization is classified as an operating expense, within the pro forma condensed combined statement of income for the twelve month period ended September 30, 2010.

		(in thousands)
	Estimated Useful Life	Estimated Fair Value	Pro Forma Adjustment
Amortizable Intangible Asset
Order or production backlog	1 Year	$10,000	$10,000
Technology	20 Years	250,000	12,500

		$260,000	22,500
Less historical McKechnie amortization charged to operating expense			7,934

Net adjustment to operating expense			$14,566
Less historical McKechnie amortization charged to cost of goods sold			3,975

Net adjustment			$10,591

(c)	Represents the elimination of historical, non-recurring management fees and expenses earned by the former majority owner of McKechnie and Morgan Stanley for management and financial services provided during the twelve month period ended September 30, 2010. Upon consummation of the acquisition and related change in ownership these fees will no longer be required.

(d)	Represents the elimination of historical, non-recurring transaction costs incurred by McKechnie for the twelve month period ended September 30, 2010.

(e)	Represents the elimination of historical interest expense and unrealized gains/losses on interest rate swaps of McKechnie indebtedness to be repaid in connection with the closing of the acquisition.

(f)	Represents the tax effect of pro forma adjustments to income before income taxes and is based on estimated combined federal and state effective rate of 35.0%.

(3)	Represents the adjustments necessary to give effect to (i) the issuance and sale of the new senior subordinated notes and (ii) the amendment to the senior secured credit facility, including the refinancing of a portion of TD Group’s first lien term loan of and additional borrowings under the term loan under the senior secured credit facility.

(a)	For purposes of the pro forma interest expense adjustment, the assumed weighted-average interest rate on the new debt was estimated to be 6.2%. The pro forma interest expense adjustment also includes estimated amortization of original issue discount on the term loan and the debt issue costs, less interest on the debt expected to be refinanced. A hypothetical 25 basis points change in the assumed interest rate would change our pro forma cash interest expense by approximately $4.2 million.

(b)	Represents the tax effect of pro forma adjustments to income before income taxes and is based on estimated combined federal and state effective rate of 35.0%.

(4)	Other Acquisitions represents pro forma adjustments to reflect the acquisitions of Dukes Aerospace on December 2, 2009 and Semco Instruments on September 3, 2010 as if those acquisitions had occurred as of October 1, 2009. The acquisitions are immaterial on both an individual and aggregate basis and are therefore presented separately from the McKechnie Acquisition. All respective purchase price adjustments and related amortization have been taken into consideration for purposes of the pro forma presentation of the condensed combined statement of income for the twelve month period ended September 30, 2010.

(5)	The unaudited pro forma condensed combined statement of income does not reflect any cost savings, operating synergies or revenue enhancements that TD Group may achieve as a result of the McKechnie Acquisition nor does it include the costs to combine the operations of TD Group and McKechnie or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Liquidity and Capital Resources

We have historically maintained a capital structure comprising a mix of equity and debt financing. We vary our leverage both to optimize our equity return and to pursue acquisitions. We expect to meet our current debt obligations as they come due through internally generated funds from current levels of operations and/or through refinancing in the debt or equity markets prior to the maturity dates of our debt.

We continually evaluate our debt facilities to assess whether they most efficiently and effectively meet the current and future needs of our business. We evaluate from time to time the appropriateness of our current leverage, taking into consideration our debt holders, equity holders, credit ratings, acquisition opportunities and other factors. Our debt leverage ratio, which is computed as total debt divided by EBITDA As Defined for the applicable twelve-month period, has varied widely during our history, ranging from approximately 3.5 to 6.5. Our debt leverage ratio for the fiscal year ended September 30, 2010 was approximately 4.3 and after giving pro forma effect to the Financing Transactions, would have been approximately 6.1.

Contractual Obligations

After consummation of the Financing Transactions, amounts due under our existing senior secured credit facility will decrease to $500.0 million and $900.0 million will be outstanding under our new senior secured credit facility. The term loan facility under the new credit facility will mature in 2016, and the new revolving credit facility under the new credit facility will mature in 2015. However, both the term loan and the revolving credit facility under the new senior secured credit facility will mature and terminate if any of the 2014 Notes remain outstanding as of April 15, 2014. We expect that principal under the new term loan facility will be required to be repaid in scheduled quarterly installments at the rate of 1.0% per year, with the balance payable on the final maturity date. In addition, $780.0 million will be outstanding under the notes offered hereby, which will mature in 2018.

Foreign Operations

Although we manufacture substantially all of our products in the United States, we manufacture some products in Malaysia through our wholly-owned Malaysian subsidiary and some products in Mexico through a maquiladora relationship with a third party. We sell our products in the United States, as well as in foreign countries. Substantially all of our foreign sales are transacted in U.S. dollars and, therefore, we have no material exposure to fluctuations in the rate of exchange between foreign currencies and the U.S. dollar as a result of foreign sales. In addition, the amount of components or other raw materials or supplies that we purchase from foreign suppliers, including our Malaysian manufacturing subsidiary, are not material, with substantially all such transactions being made in U.S. dollars. Accordingly, we have no material exposure to currency fluctuations in the rate of exchange between foreign currencies and the U.S. dollar arising from these transactions.

McKechnie has operations in the United Kingdom, Belgium and Mexico. These operations could increase our exposure to currency fluctuations.

Our direct sales to foreign customers were approximately $170.6 million, $150.4 million, and $144.3 million for fiscal years 2010, 2009 and 2008, respectively. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on our business or market opportunities within such governments’ countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. Based upon information currently known to us, we believe the outcome of such proceedings will not have, individually or in the aggregate, a material adverse effect on our business, our financial condition or results of operations.

McKechnie is a potentially responsible party (“PRP”) under Superfund legislation with respect to its former facility located in Azusa, California, which is located within the San Gabriel Valley Super Fund Site (the “Site”). The United States Environmental Protection Agency (the “EPA”) also has identified eighteen other PRPs with obligations for investigations and clean-up of the Site. McKechnie has accrued its best estimate of its share of the costs for the Site at December 31, 2009 and 2008, which is $10.4 million and $11.6 million, respectively (included in long-term and other current liabilities on the consolidated balance sheets) and is expected to be disbursed over the next ten years. If certain of the PRPs are ultimately not able to fund their allocated shares or the EPA insists on a more expensive remediation approach, McKechnie could incur additional obligations. Most recently one such PRP filed for bankruptcy protection and McKechnie’s allocation was increased. However, based on an agreement with the former owners of that particular location, a portion of these costs are recoverable and held in escrow (approximately $1.9 million included in other current assets on the consolidated balance sheet at December 31, 2009 and long-term assets at December 31, 2008). In addition, McKechnie has other sites that have current agreements or orders requiring active remediation, or where future groundwater remediation may be required for which a fair value analysis was also performed based on regulatory correspondence, project budgets with the EPA and consultants, legal status updates and Phase I Environmental Site Assessments. McKechnie has accrued a liability of $12.4 million and $12.6 million and a related asset of $1.3 million and $1.2 million for probable recoveries.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Credit Facility

Simultaneously with the closing of the McKechnie Acquisition, we will enter into a new senior secured credit facility, which is expected to include a $900 million term loan facility and a new $300 million revolving credit facility. The new term loan facility is expected to be a six-year term loan in an aggregate principal amount of $900 million with original issue discount of 1.0%. We expect that principal under the new term loan facility will be required to be repaid in scheduled quarterly installments at the rate of 1.0% per year, with the balance payable on the final maturity date. Borrowings under the new term loan facility are expected to bear interest, at our option, at adjusted LIBOR plus an applicable margin or a base rate plus an applicable margin. The new revolving credit facility is expected to be a five-year facility with aggregate availability of $300 million and will be undrawn as of the closing of this offering. Borrowings under the new revolving credit facility are expected to bear interest, at our option, at adjusted LIBOR plus an applicable margin or base rate plus an applicable margin. All borrowings under the new senior secured facility will have an agreed upon LIBOR floor. If any of our 2014 Notes remain outstanding on April 15, 2014, the maturity date of both the new term loan facility and the new revolving credit facility will instead be April 15, 2014.

Under the terms of the new senior secured credit facility, the Company is entitled on one or more occasions, subject to the satisfaction of certain conditions, to request an increase in the revolving commitments and/or additional term loans in the aggregate principal amount of $500 million. To the extent that existing or new lenders agree to provide such additional revolving commitments or additional term loans, the applicable additional obligations will be secured on a pari passu basis and by the same collateral securing the new senior secured credit facility.

The proceeds from the new senior secured credit facility and the notes offered hereby will be used to finance the McKechnie Acquisition, repay $280 million of outstanding term loans under our existing senior secured credit facility, pay the fees and expenses related to the Transactions and add cash to the balance sheet. The commitments under the revolving credit facility under our existing senior secured credit facility will be terminated upon consummation of the Financing Transactions. The initial purchasers and/or their respective affiliates are lenders and/or agents under the new senior secured credit facility.

Report of Independent Auditors

The Board of Directors and Stockholder

of McKechnie Aerospace Holdings, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of McKechnie Aerospace Holdings, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the years ended December 31, 2009 and 2008, the period May 11, 2007 through December 31, 2007 and the period January 1, 2007 through May 10, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McKechnie Aerospace Holdings, Inc. and Subsidiary at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for the years ended December 31, 2009 and 2008, the period May 11, 2007 through December 31, 2007 and the period January 1, 2007 through May 10, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

March 25, 2010

Los Angeles, California

MCKECHNIE AEROSPACE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$66,450	$32,595
Accounts receivable—net	37,185	41,881
Inventory	41,127	50,527
Other current assets	4,623	2,758
Income taxes receivable	6,465	2,401
Deferred income taxes	7,433	12,691

Total current assets	163,283	142,853

Property, plant and equipment—net	47,889	50,002
Other long-term assets	1,343	3,109
Debt issuance costs—net	9,473	11,525
Intangible assets—net	418,874	428,774
Goodwill	445,756	448,589

Total assets	$1,086,618	$1,084,852

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$14,240	$21,324
Current portion of long-term debt	7,468	5,853
Current portion of capital lease obligations	1,664	1,911
Unrealized losses on interest rate swaps	16,735	15,754
Other current liabilities	20,522	25,900

Total current liabilities	60,629	70,742

Deferred income taxes	120,341	128,289
Environmental liabilities	21,412	22,923
Other long-term liabilities	7,748	6,127
Capital lease obligations	2,302	4,010
Unrealized losses on interest rate swaps	21,395	34,699
Long-term debt	469,672	472,463
Commitments and contingencies (Notes 12 and 13)
Stockholder’s equity:
Common stock, $.01 par value—authorized, 1,000 shares; issued and outstanding, 100 shares	—	—
Additional paid-in capital	382,272	380,347
Retained earnings (accumulated deficit)	12,715	(22,646)
Accumulated other comprehensive loss	(11,868)	(12,102)

Total stockholder’s equity	383,119	345,599

Total liabilities and stockholder’s equity	$1,086,618	$1,084,852

See notes to consolidated financial statements

MCKECHNIE AEROSPACE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10, 2007
	2009	2008	2007
				(Predecessor)
Net sales	$317,408	$354,242	$219,161	$113,073
Cost of sales	194,437	228,654	205,999	77,824

Gross profit	122,971	125,588	13,162	35,249
Selling, general and administrative expenses	47,393	50,352	31,138	14,240

Operating income (loss)	75,578	75,236	(17,976)	21,009
Other income	—	6,433	—	—
Interest expense—net	(24,880)	(70,862)	(50,602)	(2,719)
Foreign exchange (loss) gain	(2,718)	12,592	2,686	330

Income (loss) from continuing operations before income taxes	47,980	23,399	(65,892)	18,620
Income tax (provision) benefit	(12,341)	(3,956)	24,465	(7,179)

Income (loss) from continuing operations	35,639	19,443	(41,427)	11,441
Discontinued operations:
(Loss) income from discontinued operations (including loss on disposal of $498 during the year ended December 2008)	—	(498)	172	217
Income tax provision from discontinued operations	—	(284)	(52)	—

(Loss) income from discontinued operations	—	(782)	120	217

Net income (loss)	$35,639	$18,661	$(41,307)	$11,658

See notes to consolidated financial statements

MCKECHNIE AEROSPACE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(In Thousands, except share data)

	Common Stock		Additional	Retained Earnings	Accumulated Other	Total	Comprehensive Income/(Loss)
	Shares Issued	Amount	Paid-in Capital	(Accumulated Deficit)	Comprehensive Loss	Stockholder’s Equity
Predecessor
Balance January 1, 2007	—	$—	$416,220	$(4,303)	$(5,362)	$406,555
Net income				11,658		11,658	$11,658
Cumulative translation adjustments, net of tax					501	501	501

Balance, May 10, 2007	—	—	416,220	7,355	(4,861)	418,714	$12,159

Successor
Elimination of historical Stockholder’s equity upon consummation of acquisition			(416,220)	(7,355)	4,861	(418,714)
Issuance of common stock	100		377,855			377,855
Net loss				(41,307)		(41,307)	$(41,307)
Cumulative translation adjustments, net of tax					(6,245)	(6,245)	(6,245)
Stock-based compensation			279			279

Balance, December 31, 2007	100	—	378,134	(41,307)	(6,245)	330,582	$(47,552)

Equity proceeds from McKechnie Holdings LLC			550			550
Net income				18,661		18,661	$18,661
Cumulative translation adjustments, net of tax					(5,857)	(5,857)	(5,857)
Stock-based compensation			1,663			1,663

Balance, December 31, 2008	100	—	380,347	(22,646)	(12,102)	345,599	$12,804

Equity proceeds from McKechnie Holdings LLC			175			175
Net income				35,639		35,639	$35,639
Cumulative translation adjustments, net of tax					234	234	234
Stock-based compensation			1,750			1,750
Cumulative effect adjustment (Note 16)				(278)		(278)

Balance, December 31, 2009	100	$—	$382,272	$12,715	$(11,868)	$383,119	$35,873

See notes to consolidated financial statements.

MCKECHNIE AEROSPACE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10,
	2009	2008	2007	2007
				(Predecessor)
Cash Flows From Operating Activities:
Net income (loss)	$35,639	$18,661	$(41,307)	$11,658
Add (deduct): loss (income) on discontinued operations	—	782	(120)	(217)

Income (loss) from continuing operations	35,639	19,443	(41,427)	11,441

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,951	7,081	4,460	2,337
Amortization of intangible assets	11,281	11,266	26,943	1,423
Stock-based compensation	1,750	1,663	279	—
Non-cash interest expense—amortization of debt issuance costs	2,593	2,055	1,323	—
Foreign exchange loss (gain)	2,718	(12,592)	(2,686)	—
(Gain) loss on change in fair market value of interest rate swaps	(12,323)	28,500	21,954	—
Increase in fair values of inventories from acquisitions	—	—	39,791	—
Provision for losses on accounts receivable	31	750	1,604	202
Deferred income taxes	649	(1,600)	(27,008)	6,749
Changes in assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable	5,712	475	(5,157)	(3,763)
Inventory	10,510	(8,011)	4,667	(5,356)
Other current assets	(5,838)	(2,867)	2,169	349
Other long-term assets	1,766	279	998	—
Certification costs	(1,381)	—	—	—
Accounts payable	(7,494)	(3,782)	(1,965)	6,785
Other current liabilities	(5,840)	(2,821)	(8,735)	32
Other long-term liabilities	(1,007)	(6,273)	(210)	(1,684)
Cash flows provided by (used in) operating activities from discontinued operations	—	—	398	(182)

Net cash provided by operating activities	45,717	33,566	17,398	18,333

Cash Flows From Investing Activities:
Capital expenditures	(4,878)	(5,191)	(5,364)	(3,379)
Proceeds from sale of business	—	3,237	—	—
Payment for acquisitions, net of cash acquired	—	—	(857,336)	—
Cash flows used in investing activities from discontinued operations	—	—	(85)	—

Net cash used in investing activities	(4,878)	(1,954)	(862,785)	(3,379)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	175	550	377,855	—
Proceeds from issuance of long-term debt	—	—	500,000	—
Payments on long-term debt	(5,853)	(10,273)	(1,748)	—
Payments on capital leases	(1,954)	(1,806)	(970)	(993)
Payment for waiver fee on credit agreement	(541)	—	—	—
Debt issuance costs	—	—	(14,903)	—
Payments to parent company, net	—	—	—	(21,193)
Cash flows used by financing activities from discontinued operations	—	—	—	(702)

Net cash (used in) provided by financing activities	(8,173)	(11,529)	860,234	(22,888)

Foreign currency effects on cash flow	1,189	(1,709)	(626)	122
Net increase (decrease) in cash and cash equivalents	33,855	18,374	14,221	(7,812)
Cash and cash equivalents, beginning of period	32,595	14,221	—	16,372

Cash and cash equivalents, end of period	$66,450	$32,595	$14,221	$8,560

Supplemental Information:
Interest paid during the period	$34,622	$40,863	$27,401	$2,761

Income taxes paid during the period	$15,776	$9,669	$—	$—

See notes to the consolidated financial statements.

MCKECHNIE AEROSPACE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Basis of Presentation

McKechnie Aerospace Holdings, Inc. owns all of the outstanding common stock of McKechnie Aerospace DE, Inc. and subsidiaries (the “Subsidiary”). Collectively, McKechnie Aerospace Holdings, Inc. and McKechnie Aerospace DE, Inc. and subsidiaries are referred to herein as “McKechnie” or the “Company”. McKechnie Aerospace DE, Inc. and subsidiaries (“McKechnie” or the “Company”) is primarily engaged in the design, development, manufacture and distribution of interior and exterior latching systems, rods, struts, motors, blowers, actuators, batteries, engine fasteners, airframe bolts and slotted bearings for commercial, military and general aviation aircraft. The Company serves the aerospace industry and sells its products to airframe manufacturers, commercial airlines and distributors throughout the world and to the United States government and certain foreign governments. The Company’s activities are conducted through its wholly owned subsidiaries, which are comprised of 10 manufacturing and three distribution facilities located within the United States, the United Kingdom and Belgium.

McKechnie Aerospace Holdings, Inc. is a wholly owned subsidiary of McKechnie Holdings LLC (“Holdings”) and was formed in 2007 for the purpose of acquiring the aerospace businesses from Melrose PLC. Holdings is a private company controlled by JLL Partners (“JLL”).

Predecessor Financial Statements

The predecessor financial statements, for the period from January 1, 2007 through May 10, 2007 include the financial information for all of the businesses that were acquired on May 11, 2007. During such period these businesses operated as part of Melrose PLC (“Parent”). All references in the Notes to the Consolidated Financial Statements which occurred prior to the completion of the Acquisition relate to McKechnie as the Predecessor company and are labeled “Predecessor.”

Sale of Business

On January 8, 2008, the Company sold the business of Linread Northbridge Motorsport (“Motorsport”) for $3.2 million in cash which resulted in a loss on the sale of $0.8 million, net of tax. Motorsport was sold as its business was not deemed part of McKechnie’s core strategy of focusing on delivering proprietary aerospace components. Motorsport had $4.4 million of assets, which consisted primarily of $1.3 million of goodwill and $1.3 million of intangible assets, offset by $0.5 million of liabilities at December 31, 2007. Motorsport is reported as discontinued operations in the accompanying consolidated financial statements for all periods presented.

The Acquisition

On May 11, 2007, McKechnie acquired the aerospace businesses from Melrose PLC in exchange for cash consideration of $850.0 million (excluding capitalized transaction costs of $14.7 million) (the “Acquisition”). The Acquisition was financed from the borrowing by McKechnie of $500.0 million under $540.0 million of senior credit facilities (the “Credit Agreements”) and $375.0 million in equity investments from Holdings.

The Acquisition was accounted for using the purchase method of accounting to which the total purchase price, including related direct transaction fees and expenses, was allocated to the acquired net assets based upon estimates of fair value. These estimates were made by obtaining third-party valuations of certain tangible and intangible assets and liabilities.

2.	Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of McKechnie Aerospace Holdings, Inc. and subsidiary. All significant intercompany accounts and transactions between these entities have been eliminated.

Accounting Standards Codification—The Company follows accounting standards set by the Financial Accounting Standards Board (the “FASB”), which establishes generally accepted accounting principles (“GAAP”) that are followed in reporting financial condition, results of operations, and cash flows. References to GAAP issued by the FASB in these notes are to the FASB Accounting Standards Codification, referred to as the Codification or ASC. The Codification, which became effective in September 2009, replaced and incorporated (but did not change) accounting guidance previously issued by various accounting sources through specific pronouncements. Accordingly, prior references to specific pronouncements are no longer applicable and have been replaced by references to the Codification in these financial statements.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash, commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

Revenue and Expense Recognition—Revenue from the sale of products is generally recognized upon shipment to customers, provided that there are no uncertainties regarding customer acceptance, there is persuasive evidence of an arrangement, the sales price is fixed and determinable, and collection of the related receivable is probable. The Company provides its customers with the right to return products that are damaged or defective.

Accounts Receivable—Accounts receivable, net, totaled $37.2 million and $41.9 million at December 31, 2009 and 2008, respectively. The Company does not require collateral for its trade accounts receivable. Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. These allowances are established primarily based on specific account evaluations. When a receivable balance is known to be uncollectible, it is written off against the allowance for doubtful accounts. The allowance for doubtful accounts at December 31, 2009 and 2008 was $1.2 million and $2.3 million, respectively.

Inventory—Inventory is stated at weighted average cost, not in excess of net realizable value. Write-downs for slow moving and obsolete inventories are primarily provided based on current assessments about future product demand and production requirements for the next twelve months. The Company evaluates the adequacy of these write-downs quarterly.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Maintenance and repairs are expensed when incurred; renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is included in the results of operations. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows: buildings and improvements—15 to 40 years; machinery, equipment, furniture and fixtures—3 to 10 years; and leasehold improvements—over the life of the applicable lease or 10 years, whichever is shorter.

Goodwill and Other Indefinite-Lived Intangible Assets—In accordance with Accounting Standards, McKechnie does not amortize goodwill and other intangible assets that are deemed to have indefinite lives. McKechnie tests these assets for impairment at least annually or more frequently if any event occurs or circumstances change that indicate possible impairment.

Goodwill represents the excess cost of the businesses acquired over the fair market value of the identifiable net assets.

The first step of the impairment test identifies potential impairments by comparing the estimated fair value using a discounted cash flow analysis of the Company with its corresponding net book value, including goodwill.

If the net book value of the Company exceeds its fair value, the second step of the impairment test determines the potential impairment loss by applying the estimated fair value first to the tangible assets, then to the identifiable intangible assets. Any remaining value would then be applied to the goodwill. The excess carrying value of goodwill over the remaining fair value would indicate the amount of the impairment charge. See Note 15.

Foreign Currency Translation—Assets and liabilities of foreign operations are translated from local currency to U.S. dollars at the exchange rate in effect at the balance sheet date. Gains and losses from the translation of foreign operations are included in accumulated other comprehensive loss on the Company’s consolidated balance sheets. Sales and expenses are translated at average monthly exchange rates. Translation gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local currency are included in the Company’s consolidated statements of operations.

Derivative Financial Instruments—McKechnie uses interest rate swaps to reduce the impact of potential increases in interest rates. McKechnie does not use derivative financial instruments for speculative purposes. All derivative financial instruments are reported on the consolidated balance sheet at fair value. See Note 8.

Debt Issuance Costs—Debt issuance costs consist of financing costs of $9.5 million and $11.5 million, which is net of accumulated amortization (non-cash interest expense) of $5.4 million and $3.4 million at December 31, 2009 and 2008, respectively. Debt issuance costs are being amortized on the straight-line method, which does not vary significantly from the effective interest method. Costs are being amortized over periods of 7 to 8 years which reflects the terms of the Credit Agreements.

Finite-Lived Intangible Assets—Intangible assets with finite lives consist of customer relationships and technology licenses which are stated at cost and are being amortized on a straight-line method over periods of 14 to 50 years.

Evaluation of Long-Lived Assets—Long-lived assets, including finite-lived intangible assets and property, plant and equipment, are assessed for recoverability if any event occurs or circumstances change that indicate possible impairment. In evaluating the value and future benefits of long-lived assets, their carrying value is compared to management’s estimate of the anticipated undiscounted future net cash flows of the related long-lived asset. During 2009 and 2008, the Company did not have an impairment of long-lived assets.

Income Taxes—Deferred income taxes are provided on the asset and liability method, whereby deferred income tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and their tax bases. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On January 1, 2009, the Company adopted the standard of Accounting for Uncertainty in Income Taxes under the provisions of ASC 740 which defines the thresholds for recognizing the benefits of tax return positions in the financial statements as “more-likely-then-not” to be sustained by the taxing authority. The adjustment made to opening retained earnings upon adoption of this standard was $0.3 million. Prior to the adoption of these provisions in 2009, the Company accounted for tax uncertainties under ASC 450, Contingencies.

Contingencies and Litigation—There are various lawsuits and claims pending against the Company incidental to its business. The final results of operations for any particular annual period could be materially affected by changes in our assumptions or the effectiveness of strategies related to these proceedings.

Environmental—McKechnie accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable.

Warranty—Estimated costs of warranty are accrued when individual claims arise with respect to a product or performance. When the Company becomes aware of a defect in a particular product, the estimated costs of all potential warranty claims arising from similar defects of all similar products are fully accrued. Such costs are included in cost of sales.

Business and Credit Concentrations—The Company’s customers are concentrated in the airline industry but are not concentrated in any specific geographic region. No single customer accounted for 10% or more of consolidated net sales during the years ended December 31, 2009 and 2008, the period from May 11, 2007 through December 31, 2007 (the “period ended December 31, 2007”) and the period from January 1, 2007 through May 10, 2007 (the “period ended May 10, 2007”). There were no accounts receivable from a single customer that represented 10% or more of consolidated accounts receivable balance at December 31, 2009 and 2008. Substantially all of the cash and cash equivalents, including foreign cash balances at December 31, 2009 and 2008 were uninsured. Foreign cash balances at December 31, 2009 and 2008 were $21.7 million and $6.8 million, respectively. At December 31, 2009 and 2008, cash and cash equivalents in the United States were principally held at one financial institution.

Use of Estimates—The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Examples include estimates related to bad debts, inventory obsolescence, intangible assets, goodwill, income taxes, warranty obligations, environmental liabilities, stock-based compensation, workers’ compensation liabilities and litigation.

Stock-Based Compensation Plans—The Company accounts for stock-based compensation under the fair value recognition provisions of ASC 718. Under the fair value recognition provisions, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period. The valuation provisions of ASC 718 apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified.

Reclassifications—Certain reclassifications have been made to the prior years financial statements to conform with the current year presentation.

3.	Accounts Receivable

	December 31,
	2009	2008
	(In thousands)
Accounts receivable, principally from commercial customers	$36,696	$43,030
Accounts receivable from the U.S. government	1,732	1,158
Allowances	(1,243)	(2,307)

Total	$37,185	$41,881

4.	Inventory

	December 31,
	2009	2008
	(In thousands)
Raw materials	$8,083	$10,594
Work-in-process	17,974	23,387
Finished goods	15,070	16,546

Total	$41,127	$50,527

5.	Property, Plant and Equipment

	December 31,
	2009	2008
	(In thousands)
Land	$7,848	$7,848
Buildings and improvements	14,528	14,372
Machinery, equipment, furniture and fixtures	42,990	39,321

Total	65,366	61,541
Less accumulated depreciation and amortization	17,477	11,539

Total	$47,889	$50,002

Assets under capital leases recorded in property, plant and equipment, net of accumulated depreciation and amortization were $6.6 million and $7.8 million at December 31, 2009 and 2008, respectively. See Note 12.

6.	Other Current Liabilities

	December 31,
	2009	2008
	(In thousands)
Accrued compensation and related benefits	$10,416	$13,815
Accrued costs on long-term loss contracts	709	2,271
Environmental liabilities	1,400	1,300
Other	7,997	8,514

Total	$20,522	$25,900

7.	Long-Term Debt

	December 31,
	2009	2008
	(In thousands)
First lien credit facility:
U.S. Dollar tranche	$215,772	$221,625
Euro tranche	73,203	71,998
Pound Sterling tranche	38,165	34,693

Total first lien credit facility	327,140	328,316
Second lien credit facility	150,000	150,000

Total debt	477,140	478,316
Less: current portion of long-term debt	7,468	5,853

Long-term debt	$469,672	$472,463

Concurrent with the closing of the Acquisition, the Subsidiary entered into a First Lien Credit Facility (“Facility A”) consisting of a $350.0 million term loan and a $40.0 million revolving line of credit (“LOC”) and a Second Lien Credit Facility (“Facility B”) consisting of a $150.0 million term loan. Both Facility A and Facility B (collectively the “Facilities”) are with a syndication of financial institutions. Facility A is secured by substantially all assets of the Company, while Facility B is an unsecured obligation. The term loans under the Facilities were borrowed in full in order to consummate the Acquisition on May 11, 2007. The LOC is available for ongoing working capital and other general corporate purposes.

Facility A—The term loan under Facility A is comprised of three tranches: 1) a $225.0 million US Dollar tranche, 2) a $75.0 million tranche denominated in Euros, and 3) a $50.0 million tranche denominated in British Pounds Sterling. The remaining unpaid principal balance is due on May 11, 2014. The Company has the option to prepay Facility A at any time in whole or in part, without a premium or penalty.

The US Dollar tranche may be designated as a Eurodollar Rate loan or Base Rate loan at the option of the Company at any time. The Euro and Pounds Sterling denominated loans must be Eurodollar loans throughout the term of the agreement. Interest under the term loan of Facility A accrues daily on the outstanding principal balance and is due quarterly. Interest on Base Rate loans accrues at a base rate plus a margin of 1.0%. The base rate is equal to the greater of the Prime Rate or the Federal Funds Effective Rate plus 0.50%. Interest on Eurodollar Rate loans accrues interest at the Eurodollar Rate plus a margin of 2.0% for a Eurodollar Dollar denominated loan and 2.25% for a Eurodollar Pounds Sterling or Euro denominated loan. The Eurodollar Rate is a calculated rate based on the published Eurodollar Base Rate and the Eurocurrency Reserve Requirement maintained by a member bank of the Federal Reserve System. The weighted average interest rate for outstanding loans under Facility A was 2.41% at December 31, 2009.

The LOC, consistent with the term loans under Facility A, may be borrowed as base rate loans or Eurodollar Rate loans and must be repaid in full by May 11, 2014. The interest rate under the LOC for a base rate loan is the same as the term loans. The interest rate under the LOC for a Eurodollar Rate loan is the same as the term loans, with the exception of the margin which is 2% for both dollar denominated and Pounds Sterling and Euro denominated Eurodollar loans. There are two pricing levels associated with the margin, depending on the Company’s leverage ratio, as defined, calculated quarterly. In the event the Company meets certain thresholds under the leverage ratio, the margin can be reduced to 0.75% and 1.75% for Base Rate and Eurodollar loans, respectively.

There were no amounts outstanding under the LOC at December 31, 2009. A portion of the LOC is available for letters of credit up to $15.0 million. The Company had $4.8 million in letters of credit outstanding at December 31, 2009 which carry an interest rate of 2.5% per annum. The unused portion of the LOC carries a commitment fee of 0.50% per annum. The Company paid $0.2 million for such commitment fees during the year ended December 31, 2009.

Facility B—The term loan under Facility B is comprised of a $150.0 million term loan due in full on May 11, 2015. The Company has the option to prepay Facility B at any time in whole or in part, without a premium or penalty. Facility B may be designated as a Eurodollar Rate loan or Base Rate loan at the option of the Company at any time. Interest under Facility B accrues daily on the outstanding principal balance and is due quarterly. Facility B contains an option whereby the Company can elect to either pay the interest in cash, capitalize the interest for the period to the outstanding principal balance at which time the interest will become part of the principal balance, or make a split election and pay 50% in cash and capitalize 50% to the outstanding principal balance. The election to capitalize the interest to the outstanding principal balance is only available until May 11, 2012, at which time all interest payments shall be paid in cash.

Interest accrues under Base Rate loans at the Base Rate plus 4%. The Base Rate is equal to the greater of the Prime Rate or the Federal Funds Effective Rate plus 0.50%. Interest on Eurodollar loans accrues interest at the Eurodollar Rate plus 5.0% for cash interest and 5.75% for interest capitalized to the outstanding principal balance. The Eurodollar Rate is a calculated rate based on the published Eurodollar Base Rate and the Eurocurrency Reserve Requirement maintained by a member bank of the Federal Reserve System. The weighted average interest rate for loans outstanding under Facility B was 5.24% at December 31, 2009.

The Facilities contain customary representations, warranties, and conditions to borrowings. There are no financial covenants included in the Facilities, however, certain non-financial covenants are in place limiting the Company, from among other things, incurring other indebtedness, creating any liens on it’s property, entering into merger or consolidation transactions, disposing of all or substantially all of their assets, payment of certain dividends or distributions, making certain investments, entering into sale-leaseback transactions, and entering into certain hedging relationships. The Facilities also require mandatory prepayments of the principal amounts if there is Excess Cash Flow, as defined, during a calendar year. The prepayments will first be applied to the Facility A principal amount until that principal is depleted and then to the Facility B principal amount. As such, during the years ended December 31, 2009 and 2008, the Company had $7.5 million and $5.8 million of Excess Cash Flow, respectively, which is included in the current portion of long-term debt on the December 31, 2009 and 2008 consolidated balance sheets.

The Facilities contain customary events of default, including default upon the nonpayment of principal, interest, fees or other amounts, any false representations made by the Company, or the occurrence of a change in control. Upon the occurrence of any payment default, all outstanding amounts under the Facilities will bear interest at a rate equal to the rate then in effect with respect to such borrowings, plus 2.0% per annum. The weighted average interest rate on all outstanding indebtedness under the Facilities was 3.30% at December 31, 2009.

For borrowings denominated in Euros and British Pounds Sterling, the Company has intercompany borrowing agreements in place with its foreign subsidiary. Gains and losses on the remeasurement of intercompany debt are included in the determination of net income. The Company recognized $4.7 million of foreign exchange losses related to the remeasurement of Euro and Pounds Sterling denominated debt and $4.4 million in foreign exchange income related to the remeasurement of intercompany borrowing agreements with a foreign subsidiary during the year ended December 31, 2009. The Company recognized $16.4 million of foreign exchange income related to the remeasurement of Euro and Pounds Sterling denominated debt and $15.2 million in foreign exchange losses related to the remeasurement of intercompany borrowing agreements with a foreign subsidiary during the year ended December 31, 2008. The Company recognized $7.4 million of foreign exchange losses related to the remeasurement of Euro and Pounds Sterling denominated debt and $6.0 million in foreign exchange income related to the remeasurement of intercompany borrowing agreements with a foreign subsidiary for the period ended December 31, 2007.

Minimum scheduled payments on indebtedness (excluding capital leases) are as follows:

Year Ending December 31,	Amount
(In thousands)
2010	$7,468
2011	—
2012	—
2013	—
2014	319,672
Thereafter	150,000

Total	$477,140

8.	Fair Value of Financial Instruments

The carrying amounts of all financial instruments reported on the consolidated balance sheets at December 31, 2009 and 2008 approximate their fair value, except as discussed below.

The estimated fair value of the Company’s outstanding indebtedness on the Facilities, based on quoted market prices or on current rates for similar debt with the same maturities was approximately $434.5 million and $247.4 million at December 31, 2009 and 2008, respectively.

During 2007, as a requirement of the Facilities, McKechnie entered into the following interest rate swaps:

Marked-to-Market as at December 31, 2009

	U.S. Dollars (“USD”)					Euro Dollars	Pound Sterling
	7 Year Swap	6 Year Swap	5 Year Swap	4 Year Swap	3 Year Swap	7 Year Swap	7 Year Swap
	(Currency values in thousands)
Notional	$160,000	$50,000	$40,000	$40,000	$40,000	€20,000	£15,000
Maturity	3/31/2014	3/31/2013	3/31/2012	3/31/2011	3/31/2010	3/31/2014	3/31/2014
Locked-In Rate	5.482%	5.439%	5.395%	5.344%	5.302%	4.798%	6.176%
Unrealized losses at market value USD	$18,855	$7,101	$3,451	$2,274	$505	$2,838	$3,106

Total unrealized losses at market value	$38,130

Marked-to-Market as at December 31, 2008

	U.S. Dollars (“USD”)						Euro Dollars	Pound Sterling
	7 Year Swap	6 Year Swap	5 Year Swap	4 Year Swap	3 Year Swap	2 Year Swap	7 Year Swap	7 Year Swap
	(Currency values in thousands)
Notional	$160,000	$50,000	$40,000	$40,000	$40,000	$20,000	€20,000	£15,000
Maturity	3/31/2014	3/31/2013	3/31/2012	3/31/2011	3/31/2010	3/31/2009	3/31/2014	3/31/2014
Locked-In Rate	5.482%	5.439%	5.395%	5.344%	5.302%	5.274%	4.798%	6.176%
Unrealized losses at market value USD	$27,172	$7,191	$4,629	$3,424	$2,021	$190	$2,430	$3,396

Total unrealized losses at market value	$50,453

The three month LIBOR interest rate at December 31, 2009 and 2008 was 0.251% and 1.425%, respectively.

None of these derivatives were designated as hedges; accordingly, all changes in their fair value were recognized in earnings,

At December 31, 2009 the fair value of the interest rate swaps was determined through the use of a model that considers various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 from a third party bank. The change in fair values of the interest rate swaps of $12.3 million was recorded in the consolidated statement of operations as a decrease to interest expense during the year ended December 31, 2009. The change in fair values of the interest rate swaps of $28.5 million and $22.0 million were recorded in the consolidated statements of operations as an increase to interest expense during the year ended December 31, 2008 and during the period ended December 31, 2007, respectively. The unrealized losses on the interest rate swaps were recorded as current liabilities of $16.7 million and $15.8 million and long-term liabilities of $21.4 million and $34.7 million on the consolidated balance sheets at December 31, 2009 and 2008, respectively.

The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.

The assets and liabilities measured at fair value on a recurring basis subject to the disclosure requirements at December 31, 2009 were as follows:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Assets:
None	$—	$—	$—

Liabilities
Interest rate swaps-current portion	$—	$16,735	$—
Interest rate swaps-long-term portion	—	21,395	—

Total	$—	$38,130	$—

9.	Common Stock and Restricted Equity Share Awards

Common Stock—Authorized common stock of McKechnie consists of 1,000 shares of voting common stock, par value $.01 per share. The total number of shares of voting common stock of McKechnie issued and outstanding at December 31, 2009 and 2008 was 100 shares. All of the shares of common stock are owned by Holdings.

Restricted Equity Share Awards

During the years ended December 31, 2009 and 2008 and for the period ended December 31, 2007, Holdings granted a total of approximately 3.6 million, 6.5 million and 73.7 million, respectively, restricted equity shares as compensation to certain eligible management of the Subsidiary under the McKechnie Holdings LLC 2007 Equity Compensation Plan. The restricted shares issued during the years ended December 31, 2009 and 2008 and for the period ended December 31, 2007 included approximately 1.5 million, 3.1 million and 36.7 million “Tranche B-1 Shares” and 2.1 million, 3.4 million and 37.0 million “Tranche C-1 Shares,” respectively. The fair value of the restricted shares issued is conditional upon future financial performance or equity return and is defined by different levels of participation in equity distributions at different equity levels for Tranche B-1 Shares and Tranche C-1 Shares. The expense was calculated using a Monte-Carlo type simulation which takes into consideration several factors, including volatility, risk free interest rates and financial performance. The amount of authorized Tranche B-1 Shares is 42.0 million and the amount of authorized Tranche C-1 Shares is 42.0 million.

In 2009, 2008 and 2007, the weighted average assumptions used in the Monte-Carlo type simulation were as follows:

	2009	2008	2007
Expected term	5 years	5 years	5 years
Dividend yield	0.0%	0.0%	0.0%
Forfeiture Rate	0.0%	0.0%	0.0%
Risk-free interest rate	3.1%	3.1%	4.3%
Expected volatility(1)	32.6%	32.6%	30.6%

(1)	Expected volatility is based upon a peer group of companies given no historical data for the shares.

Relative to the payout structure of these shares, the Tranche B-1 Shares participate in distributions at a 10% level if share performance is 100% to 300% of the initial share price on the date of grant. If performance exceeds 300%, Tranche B-1 Shares participate in 9.5% of all distributions. Tranche C-1 Shares participate at a 5% level if share performance is equal to or exceeds 300% of the initial share price on the day of grant.

The Tranche B-1 and C-1 Shares issued during the years ended December 31, 2009 and 2008 had an estimated fair value of $0.18 and $0.02 per share, respectively, when issued. The Tranche B-1 and C-1 Shares issued during the period ended December 31, 2007 had an estimated fair value of $0.20 and $0.02 per share, respectively, when issued. Interests in such shares vest over five years, 20% at each anniversary date. Compensation expense is recognized based on the estimated fair value of restricted shares and vesting provisions. Compensation expense incurred in connection with these awards was $1.8 million, $1.7 million and $0.3 million during the years ended December 31, 2009 and 2008 and for the period ended December 31, 2007, respectively. As of December 31, 2009, there was approximately $5.1 million of unrecognized compensation cost related to non-vested membership share awards, which is expected to be recognized through 2014.

Restricted equity share award activity for the years ended December 31, 2009 and 2008 is as follows:

	Tranche B-1 Shares	Tranche C-1 Shares
Balance, December 31, 2007	36,750	36,960
Granted	3,150	3,360
Forfeited	(840)	(1,680)

Balance, December 31, 2008	39,060	38,640
Granted	1,470	2,100
Forfeited	(420)	(840)

Balance, December 31, 2009	40,110	39,900

10.	Accumulated Other Comprehensive Loss

All of the components of accumulated other comprehensive loss consist of cumulative translation adjustments. See Note 2.

11.	Employee Savings Plan

Eligible employees may participate in the Company’s Savings Plan. The Company matches 50% of a participating employee’s contributions, up to 6% of compensation. The employer contributions generally vest to participating employees after one year of service. The matching contributions were $0.9 million, $0.8 million, $0.4 million and $0.3 million during the years ended December 31, 2009 and 2008, for the period ended December 31, 2007 and for the period ended May 10, 2007, respectively.

12.	Commitments

Leases

The Company is party to various non-cancelable operating leases which are longer than a one-year term for certain equipment and facilities. Rental expense was $3.6 million, $3.1 million, $2.1 million and $0.7 million during the years ended December 31, 2009 and 2008, for the period ended December 31, 2007 and for the period ended May 10, 2007, respectively. The future minimum lease payments under capital leases and operating leases are as follows:

Year Ending December 31,	Capital Leases	Operating Leases
	(In thousands)
2010	$1,776	$2,832
2011	1,547	2,524
2012	575	2,042
2013	160	1,155
2014	89	1,071
Thereafter	—	3,137

Total minimum lease payments	4,147	$12,761

Less amount representing interest	(181)

Present value of minimum lease payments	3,966
Less current portion of capital lease obligation	(1,664)

Long-term portion of capital lease obligation	$2,302

The Company has a liability of $2.1 million and $1.1 million (included in other long-term liabilities on the consolidated balance sheets) for asset retirement obligations related to operating leases at December 31, 2009 and 2008, respectively.

13.	Contingencies

There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the consolidated financial statements.

During the year ended December 31, 2008, the Company had a favorable contractual arbitration settlement with one of its customers. This resulted in a gain of $6.4 million during the year ended December 31, 2008 and is included in other income on the consolidated statements of operations.

14.	Environmental

McKechnie is a potentially responsible party (“PRP”) under Superfund legislation with respect to its former facility located in Azusa, California which is part of the San Gabriel Valley Super Fund Site (the “Site”). The United States Environmental Protection Agency (the “EPA”) also has identified eighteen other PRPs for the clean-up of the Site. McKechnie has accrued its best estimate of its obligation with respect to the Site at December 31, 2009 and 2008, which is $10.4 million and $11.6 million, respectively (included in long-term and other current liabilities on the consolidated balance sheets) and is expected to be disbursed over the next ten years. If certain of the PRPs are ultimately not able to fund their allocated shares or the EPA insists on a more expensive remediation approach, McKechnie could incur additional obligations. Most recently one such PRP filed for bankruptcy protection and McKechnie’s allocation was increased. This has been reflected in the liability above. However, based on an agreement with the former owners of that particular location, a portion of these costs are recoverable and held in Escrow (approximately $1.9 million included in other current assets on the consolidated balance sheet at December 31, 2009 and long-term assets at December 31, 2008). In addition McKechnie has other sites that have current agreements, orders requiring active remediation or where future groundwater remediation may exist for which a fair value analysis was also performed based on regulatory correspondence, project budgets with the EPA and consultants, legal status updates and Phase I Environmental Site Assessments for which we have accrued a liability of $12.4 million and $12.6 million (included in long-term liabilities on the consolidated balance sheets at December 31, 2009 and 2008, respectively) and a related asset of $ 1.3 million and $1.2 million (included in other long-term assets on the consolidated balance sheets at December 31, 2008 and 2007, respectively) for probable recoveries.

15.	Goodwill, Intangible Assets and Debt Issuance Costs

The change in goodwill during 2009 and 2008 is as follows:

(In thousands)
Balance at January 1, 2008	$448,540
Increase	1,389
Decrease	(1,340)

Balance at December 31, 2008;	448,589
Decrease	(2,833)

Balance at December 31, 2009	$445,756

The increase in the carrying amount of goodwill during the year ended December 31, 2008 is due to adjustments of acquisition tax reserves and the decrease is due to the sale of Motorsport on January 8, 2008. The decrease in the carrying amount of goodwill during the year ended December 31, 2009 is due to adjustments of acquisition tax reserves.

The Company performs an annual impairment test of goodwill during the fourth quarter of each year, or anytime there is an indication of potential impairment. Based on the results of its impairment test, the Company determined that no impairment of goodwill existed at December 31, 2009 and 2008. Goodwill is primarily not deductible for income tax purposes.

Intangible assets and debt issuance costs subject to amortization consist of the following:

	December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Weighted Average Useful Life
	(In thousands)
Debt issuance costs	$14,903	$(5,430)	$9,473	7 years

Amortized intangible assets:
Customer relationships	$299,317	$(19,405)	$279,912	46 years
Technology licenses	54,145	(10,086)	44,059	14 years
Certification costs	1,381	(35)	1,346	20 years
Other	500	(264)	236	5 years

Total amortizable intangible assets	355,343	(29,790)	325,553
Indefinite-lived trademarks	93,321	—	93,321

Total intangible assets	$448,664	$(29,790)	$418,874

	December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net	Estimated Weighted Average Useful Life
	(In thousands)
Debt issuance costs	$14,903	$(3,378)	$11,525	7 years

Amortized intangible assets:
Customer relationships	$299,317	$(12,078)	$287,239	46 years
Contract backlog	19,700	(19,700)	—	1 years
Technology licenses	54,145	(6,267)	47,878	14 years
Other	500	(164)	336	5 years

Total amortizable intangible assets	373,662	(38,209)	335,453
Indefinite-lived trademarks	93,321	—	93,321

Total intangible assets	$466,983	$(38,209)	$428,774

The aggregate amortization expense was $11.3 million, $11.3 million, $26.9 million and $ 1.4 million during years ended December 31, 2009 and 2008, for the period ended December 31, 2007 and for the period ended May 10,2007, respectively. Amortization expense of $3.8 million was charged to cost of sales and $7.5 million was charged to selling, general and administrative expenses during the years ended December 31, 2009 and 2008. Amortization expense of $22.1 million was charged to cost of sales and $4.8 million was charged to selling, general and administrative expenses for the period ended December 31, 2007. Amortization expense of $0.9 million was charged to cost of sales and $0.5 million was charged to selling, general and administrative expenses for the period ended May 10, 2007.

The estimated amortization expense for intangible assets and debt issuance costs (non-cash interest), assuming no increases or decreases in the gross carrying amounts, in each of the five succeeding years is as follows:

Year Ending December 31,	Intangible Assets	Debt Issuance Costs
	(In thousands)
2010	$11,300	$2,055
2011	11,300	2,055
2012	11,300	2,055
2013	11,300	2,055
2014	11,300	1,030

16.	Income Taxes

United States and foreign components of income (loss) from continuing operations before income taxes is as follows:

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10, 2007
	2009	2008	2007
			(In thousands)	(Predecessor)
U.S.	$42,392	$1,540	$(53,757)	$17,344
Foreign	5,588	21,859	(12,135)	1,276

Income (loss) from continuing operations before income taxes	$47,980	$23,399	$(65,892)	$18,620

The (provision) benefit for income taxes consist of:

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10, 2007
	2009	2008	2007
			(In thousands)	(Predecessor)
Current
Federal	$(6,929)	$(2,830)	$(2,069)	$(197)
State	(1,234)	(1,286)	(474)	(273)
Foreign	(4,250)	(265)	0	(60)

	(12,413)	(4,381)	(2,543)	(530)

Deferred
Federal	(3,787)	5,535	19,684	(5,318)
State	1,223	1,641	3,521	(1,055)
Foreign	2,636	(6,751)	3,803	(276)

	72	425	27,008	(6,649)

Income tax (provision) benefit	$(12,341)	$(3,956)	$24,465	$(7,179)

The Company’s effective income tax rate differs from the statutory federal income tax rate for the following reasons:

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10, 2007
	2009	2008	2007
				(Predecessor)
Statutory federal income tax rate	35.0%	35.0%	(35.0)%	35.0%
State and local taxes	2.5	1.2	(3.1)	4.0
Foreign taxes	(7.6)	(31.0)	0.7	(0.5)
Foreign currency gain (loss)	5.5	(5.5)	—	—
Permanent adjustments and other	0.8	(0.6)	0.3	0.1
Valuation allowance	(10.5)	17.8	—	—

Effective income tax rate	25.7%	16.9%	(37.1)%	38.6%

During the year ended December 31, 2008, the Company recorded accounting entries to reflect the final treatment in filings with taxing authorities that primarily relate to foreign operations. This resulted in an income tax benefit totaling $5.2 million.

Pretax earnings of a foreign subsidiary are subject to U.S. taxation when effectively repatriated. The Company considers its foreign pretax earnings to be permanently reinvested, and accordingly, no U.S. federal or state income taxes have been provided thereon. Upon distribution in the form of dividends or otherwise, the Company would be subject to U.S. income taxes (subject to foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practical because of the complexities associated with its hypothetical calculation; however, such taxes may be reduced by tax credits and other deductions.

The components of the net deferred tax liability are as follows:

	December 31,
	2009	2008
	(In thousands)
Deferred tax assets:
Federal, state and foreign net operating loss carryforwards	$1,514	$1,015
Tax credit carryforwards	115	1,006
Inventory	6,653	6,062
Accrued expenses	13,948	16,369
Disallowed interest expense	21,302	21,523
Unrecognized loss on interest rate swap	14,670	19,613

	58,202	65,588
Valuation allowance	(1,614)	(5,165)

	56,588	60,423
Deferred tax liabilities:
Intangible assets	156,174	161,311
Property, plant and equipment	6,978	6,856
Unrealized foreign currency exchange gain	6,344	7,854

	169,496	176,021

Net deferred tax liability	$112,908	$115,598

Reported as:
Deferred income taxes (current assets)	$7,433	$12,691
Deferred income taxes (long-term liabilities)	120,341	128,289

Net deferred tax liability	$112,908	$115,598

The Company recognized a decrease in the valuation allowance of $3.5 million during the year ended December 31, 2009 and an increase of $5.2 million during the year ended December 31, 2008. The valuation allowance was primarily related to uncertainty as to its ability to realize foreign tax credits and future branch taxes related to its United Kingdom operations. The decrease during the year ended December 31, 2009 was primarily related to the expiration of foreign tax credits and the reversal of the future branch taxes.

As of December 31, 2009, the Company utilized all of its federal net operating losses. As of December 31, 2009, the Company had state and foreign net operating loss carryforwards of approximately $0.4 million and $6.9 million, respectively. If unused, the state net operating loss carryforwards will begin to expire in 2017. The foreign net operating loss carryforwards do not expire.

As of December 31, 2009, the Company had approximately $0.1 million of foreign tax credits. If unused, the foreign tax credits begin to expire in 2010.

FASB ASC 740-10 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim periods, disclosures and transition relating to the adoption of the new accounting standard. The Company adopted FASB ASC 740-10 as of January 1, 2009. Upon adoption, the Company increased its reserves for uncertain tax positions by $153 thousand. The adoption adjustment of $278 thousand, comprised of an increase in uncertain tax positions of $153 thousand and associated interest and penalties of $125 thousand, was recorded as a cumulative effect adjustment to retained earnings. As of the date of adoption, the Company’s unrecognized tax benefits totaled $3.3 million, of which $3.1 million, if recognized, would favorably affect the effective tax rate. The Company’s unrecognized tax benefits increased by $1.2 million during 2009. At December 31, 2009, the Company’s unrecognized tax benefits totaled $4.5 million, of which $4.3 million, if recognized, would favorably affect the effective tax rate.

The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. At adoption, interest and penalties associated with unrecognized tax benefits were $176 thousand and $64 thousand, respectively. At December 31, 2009, interest and penalties associated with unrecognized tax benefits were $121 thousand and $66 thousand, respectively.

The Company’s total amount of unrecognized tax benefits at the beginning and end of the period are as follows:

(In thousands)
Balance at January 1, 2009	$3,299
Additions based on tax positions related to the current year	1,228
Reductions as a result of a lapse of applicable statute of limitations	(228)
Other	158

Balance at December 31, 2009	$4,457

The Company is subject to federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company’s statutes of limitations are closed for all federal and state years before 2006 and 2005, respectively. The Company’s statutes of limitations are closed for all foreign jurisdiction’s years before 2004. The Company is not currently under Internal Revenue Service, state, or foreign examination.

It is reasonably possible that the unrecognized tax benefits at December 31, 2009 could decrease by $952 thousand during the next twelve months due to the expiration of statutes of limitations.

17.	Interest Expense

The components of interest expense consist of the following:

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10, 2007
	2009	2008	2007
			(In thousands)	(Predecessor)
Interest on the Credit Agreement	$17,188	$33,781	$27,137	$—
Cash interest paid on interest rate swaps	17,227	6,745	206	—
Interest on capital leases	200	288	159	224
Interest on indebtedness to Parent	—	—	—	2,537

Cash interest	34,615	40,814	27,502	2,761

(Gain) loss on change in fair market value of interest rate swaps	(12,323)	28,500	21,954	—
Amortization of debt issuance costs	2,593	2,055	1,323	—

Non-cash interest (income) expense	(9,730)	30,555	23,277	—

Total interest expense	24,885	71,369	50,779	2,761
Less: interest income	5	507	177	42

Interest expense, net	$24,880	$70,862	$50,602	$2,719

18.	Related Party Transactions

Morgan Stanley, the holder of 29.1 % of common stock of Holdings received approximately $3.7 million and $3.0 million on the closing date of the Acquisition for underwriting and advisory fees, respectively. General Electric, the holder of 4,0% of common stock of Holdings received approximately $1.6 million on the closing date of the Acquisition for underwriting fees.

In connection with the Acquisition, the Company entered into a management services agreement with JLL (the owner of 58.1% of common stock of Holdings) and Morgan Stanley for management and financial advisory services to be provided to McKechnie. Approximately $3.1 million, $3.0 million and $1.8 million was earned under this agreement for fees and reimbursement of expenses during the years ended December 31, 2009 and 2008 and for period ended December 31, 2007, respectively. JLL also received a one-time transaction fee of $5.0 million at the consummation of the Acquisition.

Members of Holdings and/or their affiliates and management of the Company may purchase debt under the Credit Facility from time to time.

19.	Subsequent Events

On February 11, 2010, the Company acquired all of the common stock of Texas Rotronics, Inc. and Mechanismos de Matamoros for approximately $11.0 million. A portion of the purchase price was paid at closing from cash on hand. The Company has evaluated subsequent events through March 25, 2010, the date of issuance of the Company’s financial statements.

20.	Supplementary Financial Information (Unaudited)

The schedule below is a reconciliation of net income (loss) to earnings before interest expense, income taxes, foreign exchange gains, increase in fair values of inventories from acquisitions, depreciation and amortization, stock-based compensation, management service agreement fees and acquisition and other non-recurring charges (“Adjusted EBITDA”).

	Year Ended December 31,		May 11, 2007 through December 31,	January 1, 2007 through May 10,
	2009	2008	2007	2007
			(In thousands)	(Predecessor)
Net Income (loss)	$35,639	$18,661	$(41,307)	$11,658
Add:
Loss (income) from discontinued operations	—	782	(120)	(217)
Income tax provision (benefit)	12,341	3,956	(24,465)	7,179
Interest expense, net	24,880	70,862	50,602	2,719
Less:
Foreign exchange loss (gain)	2,718	(12,592)	(2,686)	(330)
Other income	—	(6,433)	—	—

Operating income (loss)	75,578	75,236	(17,976)	21,009
Add:
Depreciation and amortization	18,232	18,347	31,403	3,760

EBITDA	93,810	93,583	13,427	24,769
Add Adjustments:
Increase in fair values of inventories from acquisition	—	—	39,791	—
Acquisition and other non-recurring expenses	—	—	1,759	1,147
Management service agreement fees .	3,056	2,976	1,822	—
Stock-based compensation	1,750	1,663	279	—

Adjusted EBITDA	$98,616	$98,222	$57,078	$25,916

EBITDA represents net income before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA as further adjusted to exclude increase in fair values of inventories from acquisitions, acquisition and other non-recurring charges, management service agreement fees and stock-based compensation. These definitions of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies. Neither of these calculations is a measure of financial performance under accounting principles generally accepted in the United States of America. We believe they provide a basis to measure our operating performance, apart from the expenses associated with our physical plant or capital structure, but neither should be considered in isolation or as a substitute for operating income, cash flows from operating activities or other measures of performance.

McKechnie Aerospace Holdings, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	September 26, 2010	December 31, 2009
	(unaudited)
Assets:
Current assets
Cash and cash equivalents	$79,958	$66,450
Accounts receivable	42,768	37,185
Inventory	42,565	41,127
Other current assets	2,812	4,623
Income taxes receivable	1,698	6,465
Deferred income taxes	7,433	7,433

Total current assets	177,234	163,283

Property, plant and equipment	48,021	47,889
Other long-term assets	1,293	1,343
Debt issuance costs	7,934	9,473
Intangible assets	412,683	418,874
Goodwill	455,878	445,756

Total assets	$1,103,043	$1,086,618

Liabilities and Stockholder’s Equity:
Current liabilities
Accounts payable	18,577	$14,240
Interest payable	1,372	45
Current portion of long-term debt	—	7,468
Current portion of capital lease obligations	1,718	1,664
Unrealized losses on interest rate swaps	16,626	16,735
Income taxes payable	—	—
Other current liabilities	20,368	20,477

Total current liabilities	58,661	60,629

Long-term debt	465,108	469,672
Deferred income taxes	120,341	120,341
Environmental liabilities	20,799	21,412
Other long-term liabilities	9,207	7,748
Capital lease obligations	944	2,302
Unrealized losses on interest rate swaps	29,598	21,395

Total liabilities	704,658	703,499

Stockholder’s equity
Common stock	—	—
Additional paid-in capital	383,588	382,272
Retained earnings	21,075	12,715
Accumulated other comprehensive loss	(6,278)	(11,868)

Total stockholder’s equity	398,385	383,119

Total liabilities and stockholder’s equity	$1,103,043	$1,086,618

McKechnie Aerospace Holdings, Inc. and Subsidiary

Condensed Consolidated Statements of Income

(in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2010	September 27, 2009
Net sales	$217,621	$237,942
Cost of sales	131,612	149,496

Gross profit	86,009	88,446
Selling, general & administrative expenses	32,595	36,933

Operating Income	53,414	51,513
Interest expense, net	30,936	17,832
Foreign exchange loss	1,470	1,827

Income before income taxes	21,008	31,854
Income tax provision	12,648	9,159

Net income	$8,360	$22,695

McKechnie Aerospace Holdings, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 26, 2010	September 27, 2009
Cash Flows From Operating Activities:
Net income	$8,360	$22,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,047	5,233
Amortization of intangible assets	8,999	8,375
Non cash interest expense—Amortization of debt issuance costs	1,539	1,944
Stock—based compensation	1,316	1,364
Foreign exchange loss	1,470	1,827
(Gain) loss on change in fair market value on interest rate swaps	8,094	(4,945)
Changes in assets and liabilities:
Accounts receivable	(5,743)	(3,018)
Inventory	(1,311)	5,209
Other current assets	4,620	1,785
Other long-term assets	1,950	(58)
Certification costs	(2,358)	—
Accounts payable	4,397	(5,346)
Other current liabilities	377	1,968
Other long-term liabilities	(1,141)	64

Net cash provided by operating activities	35,616	37,097

Cash Flows From Investing Activities:
Capital expenditures	(4,978)	(3,040)
Acquisition, net of cash	(8,228)	—

Net cash used in investing activities	(13,206)	(3,040)

Cash Flows From Financing Activities:
Payments on long-term debt	(7,468)	(5,853)
Payments on capital leases	(1,304)	(1,470)
Net proceeds from issuance of common stock	—	174
Payment for waiver fee on credit agreement	—	(541)

Net cash used in financing activities	(8,772)	(7,690)

Foreign currency effects on cash flow	(130)	1,208
Net increase in cash and cash equivalents	13,508	27,575
Cash and cash equivalents, beginning of period	66,450	32,595

Cash and cash equivalents, end of period	$79,958	$60,170

Supplemental Information:
Income taxes paid	$7,881	$5,308

Interest Paid	$19,976	$19,377

MCKECHNIE AEROSPACE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AT SEPTEMBER 26, 2010

A.	The Company

McKechnie Aerospace Holdings, Inc. owns all of the outstanding common stock of McKechnie Aerospace DE, Inc. and subsidiaries (the “Subsidiary”). Collectively, McKechnie Aerospace Holdings, Inc. and McKechnie Aerospace DE, Inc. and subsidiaries are referred to herein as “McKechnie” or the “Company”. McKechnie is primarily engaged in the design, development, manufacture and distribution of interior and exterior latching systems, rods, struts, motors, blowers, actuators, batteries, engine fasteners, airframe bolts and slotted bearings for commercial, military and general aviation aircraft. The Company serves the aerospace industry and sells its products to airframe manufacturers, commercial airlines and distributors throughout the world and to the United States government and certain foreign governments. The Company’s activities are conducted through its wholly owned subsidiaries, which are comprised of 11 manufacturing and three distribution facilities located within the United States, the United Kingdom, Belgium and Mexico.

B.	Accounting Policies

Basis of Presentation

The consolidated interim financial statements include the accounts of the McKechnie Aerospace Holdings, Inc. and Subsidiary. All significant intercompany balances and transactions between these entities have been eliminated. These interim financial statements are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for the fair presentation of such interim financial statements. The accompanying financial information should be read in conjunction with the audited consolidated financial statements and notes thereto of McKechnie Aerospace Holdings, Inc. and Subsidiary as of December 31, 2009. Results for the interim periods are not necessarily indicative of the results for the year.

Preparation of Financial Statements

The preparation of consolidated financial statements requires management to make estimates and judgments that affect the amounts reported in the financial statements. Actual results may differ significantly from these estimates.

C.	Recently Issued Accounting Pronouncements

In March 2010, an Accounting Standards Update (“ASU”) 2010–17, “Milestone Method of Revenue Recognition,” to Accounting Standards Codification (“ASC”) 605, “Revenue Recognition” was issued. The guidance in this consensus allows the milestone method as an acceptable revenue recognition methodology when an arrangement includes substantive milestones. The guidance provides a definition of substantive milestone and should be applied regardless of whether the arrangement includes single or multiple deliverables or units of accounting. The scope of this consensus is limited to the transactions involving milestones relating to research and development deliverables. The guidance includes enhanced disclosure requirements about each arrangement, individual milestones and related contingent consideration, information about substantive milestones and factors considered in the determination. The consensus is effective prospectively to milestones achieved in fiscal years, and interim periods within those years, after June 15, 2010. Early application and retrospective application are permitted. McKechnie will adopt this final consensus prospectively in January 2011 and the adoption is not expected to have a material impact on McKechnie’s financial position or results of operations.

D.	Inventory

Inventory is stated at weighted average cost, not in excess of net realizable value.

Inventory consisted of the following:

	September 26, 2010	December 31, 2009
	(In thousands)
Raw Materials	$8,805	$8,083
Work-in-process	18,712	17,974
Finished goods	15,048	15,070

Total	$42,565	$41,127

E.	Long-Term Debt

	September 26, 2010	December 31, 2009
	(In thousands)
First lien credit facility:
U.S. Dollar tranche	$209,971	$215,772
Euro tranche	68,231	73,203
Pound Sterling tranche	36,935	38,165

Total first lien credit facility	315,137	327,140
Second lien credit facility:	149,971	150,000

Total debt	465,108	477,140
Less: current portion of long-term debt	—	7,468

Long-term debt	$465,108	$469,672

The Company has outstanding a First Lien Credit Facility (“Facility A”) consisting of a $350.0 million term loan and a $40.0 million revolving line of credit (“LOC”) and a Second Lien Credit Facility (“Facility B”) consisting of a $150.0 million term loan. Both Facility A and Facility B (collectively the “Facilities”) are with a syndication of financial institutions. Facility A is secured by substantially all assets of the Company, while Facility B is an unsecured obligation. The LOC is available for ongoing working capital and other general corporate purposes.

Facility A—The term loan under Facility A is comprised of three tranches: 1) a $225.0 million US Dollar tranche, 2) a $75.0 million tranche denominated in Euros, and 3) a $50.0 million tranche denominated in British Pounds Sterling. The remaining unpaid principal balance is due on May 11, 2014. The Company has the option to prepay Facility A at any time in whole or in part, without a premium or penalty. The weighted average interest rate for outstanding loans under Facility A was 2.46% at September 26, 2010

The LOC, consistent with the term loans under Facility A, may be borrowed as base rate loans or Eurodollar Rate loans and must be repaid in full by May 11, 2014. There were no amounts outstanding under the LOC at September 26, 2010. A portion of the LOC is available for letters of credit up to $15.0 million. The Company had $4.6 million in letters of credit outstanding at September 26, 2010 which carry an interest rate of 2.5% per annum. The unused portion of the LOC carries a commitment fee of 0.50% per annum.

Facility B—The term loan under Facility B is comprised of a $150.0 million term loan due in full on May 11, 2015. The Company has the option to prepay Facility B at any time in whole or in part, without a premium or penalty. The weighted average interest rate for loans outstanding under Facility B was 5.26% at September 26, 2010.

The weighted average interest rate on all outstanding indebtedness under the Facilities was 3.36% at September 26, 2010.

For borrowings denominated in Euros and British Pounds Sterling, the Company has intercompany borrowing agreements in place with its foreign subsidiary. Gains and losses on the remeasurement of intercompany debt are included in the determination of net income. The Company recognized $4.5 million of foreign exchange gains related to the remeasurement of Euro and Pounds Sterling denominated debt and $4.3 million in foreign exchange income related to the remeasurement of intercompany borrowing agreements with a foreign subsidiary during the nine months ended September 26, 2010. The Company recognized $6.6 million of foreign exchange losses related to the remeasurement of Euro and Pounds Sterling denominated debt and $6.2 million in foreign exchange income related to the remeasurement of intercompany borrowing agreements with a foreign subsidiary during the nine months ended September 27, 2009.

F.	Financial Instruments

The carrying amounts of all financial instruments reported on the consolidated balance sheets at September 26, 2010 and December 31, 2009 approximate their fair value, except for the Company’s indebtedness. The estimated fair value of McKechnie’s outstanding indebtedness, based on quoted market prices or on current rates for similar debt with the same maturities was approximately $460.5 million and $434.5 million at September 26, 2010 and December 31, 2009, respectively.

During 2007, as a requirement of their debt agreements, McKechnie entered into the following interest rate swaps:

Marked-to-Market as at September 26, 2010

	U.S. Dollars (“USD”)				Euro Dollars	Pound Sterling
	7 Year Swap	6 Year Swap	5 Year Swap	4 Year Swap	7 Year Swap	7 Year Swap
	(Currency values in thousands)
Notional	$160,000	$50,000	$40,000	$40,000	€20,000	£15,000
Maturity	3/31/2014	3/31/2013	3/31/2012	3/31/2011	3/31/2014	3/31/2014
Locked-in rate	5.482%	5.439%	5.395%	5.344%	4.798%	6.176%
Unrealized losses at market value USD	$27,145	$6,557	$3,473	$1,504	$3,402	$4,143

Total unrealized losses at market value	$46,224

Marked-to-Market as at December 31, 2009

	U.S. Dollars (“USD”)					Euro Dollars	Pound Sterling
	7 Year Swap	6 Year Swap	5 Year Swap	4 Year Swap	3 Year Swap	7 Year Swap	7 Year Swap
	(Currency values in thousands)
Notional	$160,000	$50,000	$40,000	$40,000	$40,000	€20,000	£15,000
Maturity	3/31/2014	3/31/2013	3/31/2012	3/31/2011	3/31/2010	3/31/2014	3/31/2014
Locked-in rate	5.482%	5.439%	5.395%	5.344%	5.302%	4.798%	6.176%
Unrealized losses at market value USD	$18,855	$7,101	$3,451	$2,274	$505	$2,838	$3,106

Total unrealized losses at market value	$38,130

The three month LIBOR interest rate at September 26, 2010 and December 31, 2009 was 0.29% and 0.25%, respectively.

None of these derivatives were designated as hedges; accordingly, all changes in their fair value were recognized in earnings.

At September 26, 2010 and December 31, 2009, the fair value of the interest rate swaps was determined through the use of a model that considers various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 from a third party bank. The changes in fair values of the interest rate swaps of $8.1 million and $4.9 million were recorded in the consolidated statement of operations as an increase to interest expense during the nine months ended September 26, 2010 and a decrease to interest expense during the nine months ended September 27, 2009, respectively. The unrealized losses on the interest rate swaps were recorded as current liabilities of $16.6 million and $16.7 million and long term liabilities of $29.6 million and $21.4 million on the consolidated balance sheets at September 26, 2010 and December 31, 2009, respectively.

The Company uses a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.

The assets and liabilities measured at fair value on a recurring basis subject to the disclosure requirements at September 26, 2010 were as follows:

	Fair Value Measurements at Reporting Date Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Assets:
None	$—	$—	$—

Liabilities:
Interest rate swaps-current portion	$—	$16,626	$—
Interest rate swaps-long-term portion	—	29,598	—

Total	$—	$46,224	$—

G.	Intangible Assets and Debt Issuance Costs

Intangible assets and debt issuance costs subject to amortization consist of the following:

	September 26, 2010			Estimated Weighted Average Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net
	(in thousands)
Debt issuance costs	$14,903	$(6,969)	$7,934	7 years

Amortized intangible assets:
Customer relationships	$299,317	$(24,895)	$274,422	46 years
Technology licenses	54,145	(12,950)	41,195	14 years
Certification costs	3,739	(154)	3,585	20 years
Other	500	(340)	160	5 years

Total amortizable intangible assets	357,701	(38,339)	319,362
Indefinite-lived trademarks	93,321	—	93,321

Total intangible assets	$451,022	(38,339)	$412,683

	December 31, 2009			Estimated Weighted Average Useful Life
	Gross Carrying Amount	Accumulated Amortization	Net
	(in thousands)
Debt issuance costs	$14,903	$(5,430)	$9,473	7 years

Amortized intangible assets:
Customer relationships	$299,317	$(19,405)	$279,912	46 years
Technology licenses	54,145	(10,086)	44,059	14 years
Certification costs	1,381	(35)	1,346	20 years
Other	500	(264)	236	5 years

Total amortizable intangible assets	355,343	(29,790)	325,553
Indefinite-lived trademarks	93,321	—	93,321

Total intangible assets	$448,664	(29,790)	$418,874

The aggregate amortization expense was $9.0 million and $8.4 million during the nine months ended September 26, 2010 and September 27, 2009, respectively. Amortization expense of $3.0 million and $2.9 million was charged to cost of sales during the nine months ended September 26, 2010 and September 27, 2009, respectively.

The estimated amortization expense for intangible assets and debt issuance costs (non-cash interest), assuming no increases or decreases in the gross carrying amounts, in each of the five succeeding years is as follows:

Year Ending December 31,	Intangible Assets	Debt Issuance Costs
	(in thousands)
2010 (three months remaining)	$2,825	$514
2011	11,300	2,055
2012	11,300	2,055
2013	11,300	2,055
2014	11,300	1,030

H.	Income Taxes

McKechnie recorded income tax expenses of $12.6 million and $9.2 million for the nine months ended September 26, 2010 and September 27, 2009, respectively. The Company’s effective tax rate was 60.2% for the nine months ended September 26, 2010, as compared to 28.8% for the nine months ended September 27, 2009. For the nine months ended September 26, 2010, the difference between the effective rate and the statutory rate is primarily attributable to the distribution of earnings between the various tax jurisdictions in which McKechnie operates and the repatriation of foreign earnings. The repatriation of foreign earnings increased the effective tax rate for the nine months ended September 26, 2010 by 21.1%. For the nine months ended September 27, 2009, the difference between the effective rate and the statutory rate is primarily attributable to the distribution of earnings between the various tax jurisdictions in which McKechnie operates.

I.	Commitments and Contingencies

Leases

The Company is party to various non-cancelable operating leases which are longer than a one-year term for certain equipment and facilities. Rental expense was $2.3 million and $2.7 million during the nine months ended September 26, 2010 and September 27, 2009, respectively.

The Company has a liability of $2.0 million and $2.1 million (included in other long-term liabilities on the consolidated balance sheets) for asset retirement obligations related to operating leases at September 26, 2010 and December 31, 2009, respectively.

Legal Claims

There are various lawsuits and claims pending against the Company incidental to its business. Although the final results in such suits and proceedings cannot be predicted with certainty, in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the consolidated financial statements.

J.	Acquisition

On February 11, 2010, the Company acquired all of the common stock of Texas Rotronics, Inc. and Mechanismos de Matamoros for approximately $11.0 million. The Company paid $8.2 million of the purchase price at closing from cash on hand.

Recording of Assets Acquired and Liabilities Assumed

The following table summarizes the amounts recognized for assets acquired and liabilities assumed at their estimated fair values as of the acquisition date:

Amounts Recognized as of the Acquisition Date
(In thousands)
Accounts Receivable	$281
Inventory	423
Property, Plant and Equipment	42
Intangible Assets	449
Goodwill	10,122
Current Liabilities	(1,090)
Long-Term Liabilities	(2,000)

K.	Pending Acquisition of the Company

On September 25, 2010, the Company and TransDigm Group Incorporated (“TransDigm”) entered into an Acquisition Agreement (the “Acquisition Agreement”) pursuant to which TransDigm would acquire all of the capital stock of the Company for $1.265 billion (the “Acquisition). The Acquisition is expected to close by December 31, 2010. No adjustments have been made to the accompanying financial statements to account for any potential impact from this pending transaction.

L.	Subsequent Event

On October 12, 2010, the Company terminated all of its interest rate swaps for a total payment of $42.3 million. Upon termination, a $0.3 million loss was recognized. The remainder of the payment was recorded as an accrued liability at September 26, 2010. The Company has evaluated subsequent events through November 2, 2010, the date of issuance of the Company’s financial statements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of TransDigm Group Inc., dated as of November 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President, Chief Financial Officer and Secretary

Date: November 30, 2010

Exhibit Index

Exhibit Number	Description

99.1	Press Release of TransDigm Group Inc., dated as of November 29, 2010.